UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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RENAISSANCERE HOLDINGS LTD.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RENAISSANCERE HOLDINGS LTD.

Renaissance House

12 Crow Lane

Pembroke HM 19 Bermuda

April 8, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual General Meeting of Shareholders of RenaissanceRe Holdings Ltd. to be held on May 18, 2011, at 9:00 a.m., Atlantic Daylight Time, at Renaissance House, 12 Crow Lane, Pembroke, Bermuda.

The Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Please read it carefully.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials principally by notifying you of the availability and location at which you can access our proxy materials on the Internet. We believe this allows us to efficiently provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual General Meeting.

Your vote is important to us regardless of the size of your holding. To ensure your shares are represented at the meeting, whether or not you plan to attend the meeting in person, we urge you to vote your shares as soon as possible. Voting instructions can be found in the Q&A section of the Proxy Statement.

Thank you for your continued support of RenaissanceRe.

Sincerely,

W. James MacGinnitie Chairman of the Board of Directors	Neill A. Currie President and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be Held on May 18, 2011

Notice is hereby given that our 2011 Annual General Meeting of Shareholders (the “Annual Meeting”) will be held at Renaissance House, 12 Crow Lane, Pembroke, Bermuda on May 18, 2011, at 9:00 a.m., Atlantic Daylight Time, for the following purposes:

1.	To elect four Class I directors to serve until our 2014 Annual Meeting;

2.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers (collectively, the “Named Executive Officers”);

3.	To conduct a non-binding advisory vote to approve the frequency of future shareholder advisory votes relating to the compensation of Named Executive Officers; and

4.	To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2011 fiscal year until our 2012 Annual Meeting, and to refer the determination of the auditors’ remuneration to the Board of Directors.

At the Annual Meeting, shareholders will receive the report of our independent auditors and our financial statements for the year ended December 31, 2010, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 22, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Stephen H. Weinstein

Corporate Secretary

RENAISSANCERE HOLDINGS LTD. Renaissance House 12 Crow Lane Pembroke HM 19 Bermuda

ANNUAL GENERAL MEETING OF SHAREHOLDERS May 18, 2011

GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:	You are receiving these materials because you were a shareholder of RenaissanceRe Holdings Ltd. (“RenaissanceRe” or the “Company”) as of March 22, 2011 (the “Record Date”), and are entitled to attend and vote at the Annual Meeting to be held at Renaissance House, 12 Crow Lane, Pembroke, Bermuda on May 18, 2011, at 9:00 a.m., Atlantic Daylight Time, or any postponement or adjournment thereof.

This proxy statement (the “Proxy Statement”) summarizes the information you need to know to vote at the Annual Meeting. The Notice Regarding the Availability of Proxy Materials (the “Notice”), the Proxy Statement, the Notice of Annual Meeting, and the proxy card are first being made available to shareholders on or about April 8, 2011. We have made available with this Proxy Statement our Annual Report to Shareholders, although the Annual Report should not be deemed to be part of the Proxy Statement.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC” or the “Commission”) and applicable Bermuda law, we are providing access to our proxy materials over the Internet. Accordingly, we are sending the Notice to holders of our common shares, par value $1.00 per share (the “Common Shares”). All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials, as described below.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Access (for viewing and/or printing purposes) our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How can I receive a printed copy of the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Request a printed copy of our proxy materials for the Annual Meeting; and

•	Instruct us to send printed copies of our future proxy materials to you by mail.

If you choose to receive future proxy materials by mail, your election to receive proxy materials by mail will remain in effect until you terminate it.

Q: What will I be voting on at the Annual Meeting?

A:	You will be voting on four items (collectively, the “Proposals”):

1.	To elect four Class I directors to serve until our 2014 Annual Meeting (the “Board Nominees Proposal”);

2.	To conduct a non-binding advisory vote to approve the compensation of our Named Executive Officers (the “Say on Pay Proposal”);

3.	To conduct a non-binding advisory vote to approve the frequency of future shareholder advisory votes relating to the compensation of Named Executive Officers (the “Frequency of Say on Pay Proposal”); and

4.	To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2011 fiscal year until our 2012 Annual Meeting, and to refer the determination of the auditors’ remuneration to the Board of Directors (the “Board”) (collectively, the “Auditors Proposal”).

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Q:	What are the voting recommendations of the Board?

A:	The Board recommends the following votes:

1.	“FOR” the Board Nominees Proposal

2.	“FOR” the Say on Pay Proposal

3.	“One Year” for the Frequency of Say on Pay Proposal

4.	“FOR” the Auditors Proposal

Q:	Who is entitled to vote?

A:	The Board has set March 22, 2011 as the record date for the Annual Meeting. If you were the beneficial owner of Common Shares held in street name, or a shareholder of record with respect to our Common Shares at the close of business on the Record Date, you are entitled to notice of, and may vote at, the Annual Meeting. The Common Shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting.

Q:	What is the quorum requirement?

A:	As of March 22, 2011, 51,737,704 Common Shares were issued and outstanding. The presence, in person or by proxy, of two or more holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by the Board. MacKenzie Partners is acting as the solicitation agent on behalf of the Board. See “Who pays the costs of soliciting proxies?” below. The persons named in the proxy card have been designated as proxies by the Board. Such persons designated as proxies are officers of RenaissanceRe.

Q:	Who pays the costs of soliciting proxies?

A:

We will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist in the solicitation of proxies for a fee of $10,000, plus the reimbursement of certain expenses. Further solicitation may be made by our directors, officers, and employees personally, by telephone, Internet, or otherwise, but such persons will not be specifically compensated for such services. We may also solicit, through bankers, brokers, or other persons, proxies from beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks, or similar entities for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

Q:	What is the difference between holding Common Shares as a shareholder of record and as a beneficial owner of Common Shares held in street name?

A:	Shareholder of Record. If your Common Shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by Broadridge Financial Solutions, Inc., the Company’s tabulation agent and Inspector of Election.

Beneficial Owner of Common Shares Held in Street Name. If your Common Shares are held in an account at a brokerage firm, bank, broker-dealer, or similar organization, then you are the beneficial owner of Common Shares held in street name, and the Notice should have been forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner of Common Shares held in street name, you have the right to direct that organization on how to vote the Common Shares held in your account.

Q:	If I am a shareholder of record of Common Shares, how do I vote?

A:	If you are a shareholder of record, you may vote in person at the Annual Meeting, in which case we will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy in accordance with the following instructions:

•	You may vote by proxy over the Internet by following the instructions provided in the Notice; or

•	If you requested printed copies of the proxy materials by mail, you must either:

1.	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope; or

2.	vote by Internet (instructions are on the proxy card).

Q:	If I am a beneficial owner of Common Shares held in street name, how do I vote?

A:	If you are a beneficial owner of Common Shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain and produce at the Annual Meeting a valid proxy from the organization that holds your shares along with valid identification. We will give you a ballot when you arrive.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you have the right to direct your brokerage firm, bank, broker-dealer, or similar organization on how to vote the Common Shares held in your account. Please refer to the voting instructions provided by such organization for directions as to how to vote the Common Shares that you beneficially own.

Q:	What does it mean if I receive more than one Notice or set of printed proxy materials?

A:	Generally, it means that you hold Common Shares registered in more than one account. To ensure that all of your shares are voted, please vote in the manner described above with respect to each Notice or in the proxy card accompanying the proxy materials.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholder of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet that you wish to vote as recommended by our Board; or

•

If you sign and return a proxy card without giving specific voting instructions, then the proxies will vote your shares in the manner recommended by our Board on all matters presented in the Proxy Statement and as the proxies may determine in their discretion with respect to any other matters properly presented for a vote at the meeting. Abstentions will be counted for purposes of determining whether a quorum is present but will not otherwise be counted.

Beneficial Owner of Common Shares Held in Street Name. If you are a beneficial owner of Common Shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter at least ten (10) days before the Annual Meeting, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular non-routine matter, broker non-votes (like abstentions) will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by that organization.

Q:	Which Proposals are considered “routine” or “non-routine”?

A:	Proposal 1 (Board Nominees Proposal), Proposal 2 (Say on Pay Proposal), and Proposal 3 (Frequency of Say on Pay Proposal) are non-routine matters. Proposal 4 (Auditors Proposal) is a routine matter.

Q:	May I change my vote after I have submitted a proxy or otherwise instructed how my shares are to be voted?

A:	Yes. You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. You may vote again on a later date by following the same procedures by which you submitted your original vote, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Your latest vote or proxy, however submitted, will be counted. If you wish to change your vote or revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Q:	Am I entitled to appraisal rights?

A:	The Board has not proposed for consideration at the Annual Meeting any transaction for which the laws of Bermuda grant appraisal rights to shareholders.

Q:	How does the voting take place at the Annual Meeting?

A:

The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors up to the maximum number of directors (4) to be chosen at the Annual Meeting. This is called plurality voting. The rules of the New York Stock Exchange (“NYSE”) do not permit your bank, broker or other nominee to vote your shares on proposals that are not considered routine. When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to that proposal, your bank, broker or other nominee cannot vote your shares on that proposal. This is called a broker non-vote. Your bank, broker or other nominee may not vote your shares with respect to (i) the Board Nominees Proposal, (ii) the Say on Pay Proposal, or (iii) the Frequency of Say on Pay Proposal, in the absence of your specific instructions as to how to vote with respect to each of these matters because, under the rules of the NYSE, these matters are considered to be non-routine matters. For routine matters unless your proxy indicates otherwise, the persons named as your proxies will vote your shares according to the recommendation of the Board. Except for the Frequency of Say on Pay Proposal, all

other Proposals require the affirmative “FOR” vote of a majority of the votes cast at the Annual Meeting. The vote on the Say on Pay Proposal and the vote on the Frequency of Say on Pay Proposal are not binding on the Board or the Company. A hand vote will be taken unless a poll is requested pursuant to the Bye-laws.

Q:	How many votes do I have?

A:	Each of our Common Shares entitles its holder to one vote on each matter that is voted upon at the Annual Meeting or any adjournments thereof, subject to certain provisions of our Bye-laws that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in our Bye-laws, more than 9.9% of the Common Shares to not more than 9.9% of the total voting power of our capital stock unless otherwise waived at the discretion of the Board. In addition, the Board may limit a shareholder’s voting rights where the Board deems it necessary to do so to avoid adverse tax, legal, or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.9%, thereby requiring a corresponding reduction in such other shareholder’s voting power.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of Common Shares with reason to believe that it is a shareholder whose Common Shares carry more than 9.9% of the voting power of RenaissanceRe contact us promptly so that we may determine whether the voting power of such holder’s Common Shares should be reduced. The Board is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of Common Shares, the names of persons having beneficial ownership of the shareholder’s Common Shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Common Shares attributable to any person. The Board may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in its judgment, submits incomplete or inaccurate information. The Board retains the discretion to make such final adjustments that it considers fair and reasonable in all circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no shareholder’s voting power is more than 9.9% of the total voting power of our capital stock at any time.

These restrictions may be waived by the Board in its sole discretion. To date, the Board has never granted such a waiver.

Q:	What else will happen at the Annual Meeting?

A:	At the Annual Meeting, the only other item currently on the agenda is for the shareholders to receive the report of our independent auditors and our financial statements for the year ended December 31, 2010.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Election and published on a Form 8-K filed within four business days following the Annual Meeting. Pursuant to the final rules promulgated by the SEC as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) the Frequency of Say on Pay Proposal is required to be reported in Item 5.07 of Form 8-K no later than 150 days after the date of the Annual Meeting.

Q:	How can I communicate with RenaissanceRe’s Board?

A:	Our Board encourages any shareholder or other interested party who is interested in communicating directly with the Board, any committee of the Board, or our non-management directors as a group to do so by addressing the communication in care of our Corporate Secretary with a request to forward the communication to the intended recipient. Any such communications properly addressed to the Corporate Secretary will be forwarded to the intended recipient unopened. Shareholders can send communications electronically by clicking on “secretary@renre.com” under “Contact Us—Legal or Corporate Information” at our website located at www.renre.com or by mail to: RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton HM GX, Bermuda, Attn: Secretary.

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE

The table below sets forth the names, ages, and titles of the directors, nominees for director, and executive officers of RenaissanceRe as of March 22, 2011.

Name	Age	Position
W. James MacGinnitie	72	Non-Executive Chairman of the Board of Directors
Neill A. Currie	58	President, Chief Executive Officer and Director
Peter C. Durhager	40	Executive Vice President and Chief Administrative Officer of RenaissanceRe and President of RenaissanceRe Services Ltd.
Jeffrey D. Kelly	57	Executive Vice President and Chief Financial Officer
Kevin J. O’Donnell	44	Executive Vice President and Global Chief Underwriting Officer
Ian D. Branagan	43	Senior Vice President and Chief Risk Officer
Ross A. Curtis	38	Senior Vice President of RenaissanceRe, Chief Underwriting Officer—European Operations
Aditya K. Dutt	35	Senior Vice President of RenaissanceRe, President of RenaissanceRe Ventures Ltd.
Todd R. Fonner	44	Senior Vice President, Chief Investment Officer and Treasurer
Jonathan D.A. Paradine	40	Senior Vice President of RenaissanceRe, Chief Underwriting Officer—Renaissance Reinsurance Ltd.
Stephen H. Weinstein	42	Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary
Mark A. Wilcox	43	Senior Vice President, Chief Accounting Officer and Corporate Controller
David C. Bushnell	56	Director
Thomas A. Cooper	74	Director
James L. Gibbons	47	Director
Jean D. Hamilton	64	Director
Henry Klehm III	52	Director
Ralph B. Levy	65	Director, Non-Executive Chairman—Elect
Anthony M. Santomero	64	Director
Nicholas L. Trivisonno	63	Director
Edward J. Zore	65	Director

W. James MacGinnitie has served as one of our directors since February 2000 and as non-Executive Chairman of the Board since November 2005. Mr. MacGinnitie is a Class II director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from September 1997 to September 1999. From May 1994 until September 1997, Mr. MacGinnitie was a partner of Ernst & Young and National Director of its actuarial services. From 1975 until 1994, he was a principal in Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Mr. MacGinnitie is a Fellow of both the Casualty Actuarial Society and the Society of Actuaries, and has served as President of both organizations as well as of the American Academy of Actuaries and the International Actuarial Association. Mr. MacGinnitie served on the board of directors of Trustmark Mutual Holding Company (“Trustmark”) from 2000 until his retirement from the Trustmark board in June 2010.

Mr. MacGinnitie will serve as non-Executive Chairman of the Board and in such capacity will preside over the proceedings of the 2011 Annual Meeting, following the conclusion of which Mr. Levy will be appointed to serve as non-Executive Chairman of the Board. Mr. MacGinnitie will continue to serve as a director of the Company.

Neill A. Currie has served as our Chief Executive Officer and as a director since November 2005. Mr. Currie has served as President since January 1, 2008. Mr. Currie is a Class II director. Mr. Currie was a co-founder of RenaissanceRe in 1993 and served as a Senior Vice President until he retired from the Company in 1997. He re-joined RenaissanceRe in July 2005 as an Executive Vice President, and was responsible for our specialty reinsurance business prior to assuming the role of Chief Executive Officer. Mr. Currie served as a director of Platinum Underwriters Holdings, Ltd. from May 2003 until July 2005. Prior to co-founding RenaissanceRe in 1993, Mr. Currie was Chief Executive Officer of G.J. Sullivan Co.—Atlanta, a private domestic reinsurance broker. From 1982 through 1992, Mr. Currie served as Senior Vice President at R/I and G.L. Hodson, predecessors to Willis Group Holdings Ltd.

Peter C. Durhager, Executive Vice President and Chief Administrative Officer, has served with us since June 2003 and as President of RenaissanceRe Services Ltd. since March 2004. Mr. Durhager is responsible for RenaissanceRe’s Global Shared Services division, including Human Resources & Organizational Development, Marketing, Operations, Information Technology, and Administration. Prior to his employment at RenaissanceRe, Mr. Durhager was a co-founder and Vice Chairman, President and Chief Operating Officer of Promisant Holdings Ltd. from January 2000 to February 2003. Prior to that, Mr. Durhager was Chairman and CEO of Logic Communications Ltd. from January 1996 until December 1999. From 1997 to 1999, he served as President and CEO of Millennium International Limited, a Bermuda-based internet and advanced data communications services company.

Jeffrey D. Kelly has served as our Executive Vice President and Chief Financial Officer since July 2009. Prior to joining RenaissanceRe, Mr. Kelly served as Chief Financial Officer of National City Corporation from 2000 until his retirement from National City Corporation in 2008. Mr. Kelly had also served in the additional post of Vice Chairman of National City Corporation from 2004. Mr. Kelly also served as a member of the Board of Directors of The Progressive Corporation, where he served as Chairman of the Investment and Capital Committee, from 2000 until his resignation in August 2009.

Kevin J. O’Donnell has served as our Executive Vice President and Global Chief Underwriting Officer since January 2010, prior to which he had served as our Senior Vice President—Reinsurance since November 1999 and as the President of Renaissance Reinsurance Ltd. since November 2005. Previously, Mr. O’Donnell served as a Vice President of RenaissanceRe from February 1998 and as Assistant Vice President—Underwriting from 1996. From 1995 to 1996, Mr. O’Donnell was Vice President of Centre Financial Products Ltd. From 1993 to 1995, Mr. O’Donnell was an underwriter in SCOR US’s Alternative Markets operations.

Ian D. Branagan, Senior Vice President, has served as our Chief Risk Officer since February 2009 and as the Head of Group Risk Modeling since 2005. Mr. Branagan joined the Company in 1998 to open the Company’s Dublin office, later relocating to Bermuda with additional responsibilities for underwriting risk and modeling across the Company’s (re)insurance operations. From August 1996 to December 1998, Mr. Branagan led the international activities of Applied Insurance Research Inc. (“AIR”), which included the development and marketing of AIR’s catastrophe models and tools. Prior to joining AIR, Mr. Branagan worked in the London market at DP Mann Limited, developing pricing and risk analytics from November 1992 to August 1996.

Ross A. Curtis, Senior Vice President of RenaissanceRe and Chief Underwriting Officer—European Operations, is resident in our London office and is responsible for managing the underwriting strategy, processes and standards for the Lloyd’s and European businesses of Renaissance Reinsurance Ltd. Previously, Mr. Curtis was Senior Vice President of Renaissance Reinsurance Ltd., primarily responsible for underwriting the International and Retrocessional Property Catastrophe portfolios, along with responsibility for Ceded Reinsurance and involvement in the development of the Specialty Reinsurance lines. Mr. Curtis joined RenaissanceRe in 1999 as a Catastrophe Reinsurance Analyst.

Aditya K. Dutt, Senior Vice President of RenaissanceRe and President of RenaissanceRe Ventures Ltd., oversees RenaissanceRe Ventures Ltd. and Renaissance Underwriting Managers, Ltd. and is responsible for structuring and managing RenaissanceRe’s catastrophe joint ventures, including DaVinci Re and Top Layer Re. He also is responsible for RenRe Energy Advisors Ltd., the Company’s weather and energy price risk management unit, and directs RenaissanceRe’s portfolio of strategic investments and insurance-linked securities. Mr. Dutt joined the Company in 2008. Previously, he was an Executive Director in Morgan Stanley’s Investment Banking division in New York and Hong Kong, responsible for executing strategic transactions including mergers, acquisitions, divestitures and capital raising for the insurance and reinsurance industry. Prior to Morgan Stanley, Mr. Dutt was with Salomon Brothers in the corporate finance and fixed income departments in Hong Kong.

Todd R. Fonner, Senior Vice President, has served as our Chief Investment Officer since August 2006 and Treasurer since January 2010. Mr. Fonner also served as our Chief Risk Officer from August 2006 to February 2009. Mr. Fonner joined RenaissanceRe in 2001 as Vice President and Treasurer, becoming Senior Vice President in 2006. Prior to joining RenaissanceRe, Mr. Fonner served as Vice President of Centre Solutions, responsible for underwriting and structuring finance and credit related transactions. From 1993 to 1996, Mr. Fonner served as Manager of Strategic Planning for USF&G.

Jonathan D.A. Paradine serves as Senior Vice President of RenaissanceRe and Chief Underwriting Officer of Renaissance Reinsurance Ltd. and is responsible for managing the underwriting strategy, processes and standards for the Reinsurance business unit of RenaissanceRe, including Property Catastrophe, Ceded Reinsurance, and Specialty Reinsurance lines. Mr. Paradine joined the Company in 1996. He became a Vice President in 2002 and was made Senior Vice President in 2005, during which time he was responsible for overseeing the U.S. Property Catastrophe book of business, working closely with the RenaissanceRe Ventures team to structure capital markets transactions and joint ventures. He was made Chief Underwriting Officer of the Reinsurance business unit in 2010.

Stephen H. Weinstein, Senior Vice President since August 2005, has served with us as General Counsel and Secretary since joining RenaissanceRe in January 2002 and as Chief Compliance Officer since January 2004. From January 2002 to August 2005, Mr. Weinstein also served as a Vice President of RenaissanceRe. Prior to joining RenaissanceRe, Mr. Weinstein specialized in corporate law as an attorney at Willkie Farr & Gallagher LLP.

Mark A. Wilcox has served as our Senior Vice President and Chief Accounting Officer since March 2006 and as our Corporate Controller since April 2005. Prior to this, Mr. Wilcox served as our Vice President and Internal Auditor from August 2003. Prior to joining RenaissanceRe, Mr. Wilcox worked for PricewaterhouseCoopers LLP from 1997 until 2003, where he was Senior Manager of Audit and Business Advisory Services within the firm’s Insurance Practice. From 1991 through 1995, Mr. Wilcox worked in commercial banking for Bank of America Corporation (formerly NCNB). Mr. Wilcox is a Certified Public Accountant and a Chartered Financial Analyst.

David C. Bushnell has served as one of our directors since May 2008. Mr. Bushnell is a Class I director. Mr. Bushnell has served as the principal of Bushnell Consulting, a financial services consulting firm, since January 2008. Mr. Bushnell retired from Citigroup Inc. (“Citigroup”) in December 2007, after 22 years of service. Mr. Bushnell served as the Senior Risk Officer of Citigroup from 2003 through December 2007 and as Chief Administrative Officer from September 2007 through December 2007. Following his retirement from Citigroup, Mr. Bushnell served as a consultant to Citigroup until December 31, 2008. Previously, Mr. Bushnell worked for Salomon Smith Barney Inc. (later acquired by Citigroup) and its predecessors in a variety of positions, including as a managing director and Chief Risk Officer.

Thomas A. Cooper has served as one of our directors since August 1996. Mr. Cooper is a Class II director. Mr. Cooper has served as Chairman and Chief Executive Officer of TAC Associates, a privately held investment company, since August 1996. From August 1993 until August 1996, Mr. Cooper served as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates. From April 1990 until May 1992, Mr. Cooper served as Chairman and Chief Executive

Officer of Goldome FSB. Mr. Cooper previously served on the Board of Directors of The BISYS Group, Inc. from 1997 to 2007 and on the Board of Directors of Wheeling Island Gaming from 2003 to 2007.

James L. Gibbons has served as one of our directors since May 2008. Mr. Gibbons is a Class I director. Mr. Gibbons is a Bermudian citizen who is Chairman of CAPITAL G Bank Limited, a Bermuda-based financial services organization, as well as President of Bermuda Air Conditioning Limited. Mr. Gibbons also serves as a director of Harbour Trust Limited and is the Treasurer of Edmund Gibbons Limited. Formerly, Mr. Gibbons served as President and Chief Executive Officer of CAPITAL G Limited, a Bermuda-based financial services organization, from 1999 to 2010. In addition, Mr. Gibbons served as a Director of Gibbons Management Services Limited from 1986 to 1989, and as Managing Director of Gibbons Deposit Company Limited from 1989 to 1999. Mr. Gibbons worked as a registered representative at Prudential Bache Securities from 1985 to 1986.

Jean D. Hamilton has served as one of our directors since June 2005. Ms. Hamilton is a Class I director. Ms. Hamilton is an independent consultant/private investor and a Member of the Brock Capital Group LLC. Previously, she was Executive Vice President of Prudential Financial, Inc., serving as Chief Executive Officer of Prudential Institutional from November 1998 through November 2002. From 1988 through 1998, she held various positions with Prudential Financial, Inc., including President of the Prudential Diversified Group and President of the Prudential Capital Group. From 1971 to 1988, she held several positions with The First National Bank of Chicago, including Senior Vice President and Head of the Northeastern Corporate Banking Department. She is currently a Trustee of First Eagle Funds and First Eagle Variable Funds.

Henry Klehm III has served as one of our directors since May 2006. Mr. Klehm is a Class III director. In February 2008, Mr. Klehm joined the law firm Jones Day as a partner in the firm’s Securities Litigation & SEC Enforcement Practice. From July 2002 to October 2007, Mr. Klehm served as Global Head of Compliance for Deutsche Bank, AG. Prior to joining Deutsche Bank, AG, Mr. Klehm served as Chief Regulatory Officer and Deputy General Counsel at Prudential Financial from July 1999 through July 2002. Mr. Klehm joined the SEC in 1989, serving in various positions, including as Senior Associate Director of the Northeast Regional Office from 1996 until June 1999.

Ralph B. Levy has served as one of our directors since August 2007. Mr. Levy is a Class III director. Mr. Levy is a Senior Partner in the Atlanta headquarters office of the law firm King & Spalding LLP, which he joined in 1974 and where he served as Managing Partner from 1993 to 1999. Mr. Levy is a former chairman (2004 to 2006) and continues to serve as a member of the Board of Directors of the Attorneys’ Liability Assurance Society (Bermuda) Ltd., a Bermuda-based mutual insurance company which reinsures professional liability and management liability coverages written by its U.S. subsidiary, Attorneys’ Liability Assurance Society, Inc., on whose Board of Directors Mr. Levy also serves. Mr. Levy served as a military trial lawyer and judge in the U.S. Navy Judge Advocates General’s Corp from 1971 to 1974.

Anthony M. Santomero has served as one of our directors since May 2008. Mr. Santomero is a Class I director. Mr. Santomero served as Senior Advisor at McKinsey & Company from July 2006 to January 2008. From July 2000 to April 2006, Mr. Santomero was President and Chief Executive Officer of the Federal Reserve Bank of Philadelphia. From 1972 to 2000, Mr. Santomero was the Richard K. Mellon Professor of Finance at the University of Pennsylvania’s Wharton School and held various positions there, including Director of the Financial Institutions Center and Deputy Dean. Mr. Santomero serves on the boards of Penn Mutual Life Insurance Company, Citigroup and Citibank, N.A. In addition, Mr. Santomero currently serves on the board of B of A Fund Series Trust, part of the Bank of America Funds platform (formerly part of Columbia Funds), but does not plan to be nominated for re-election on such board in 2011.

Nicholas L. Trivisonno has served as one of our directors since May 2004. Mr. Trivisonno is a Class III director. Mr. Trivisonno was Chairman and Chief Executive Officer of ACNielsen Corporation from January 1996 through March 2001. From September 1995 through November 1996, he was Executive Vice President and Chief Financial Officer of Dun & Bradstreet Corporation. Previously, he had held several positions at GTE

Corporation from November 1988 until July 1995, including Group President, Executive Vice President, Strategic Planning, Senior Vice President Finance, and Vice President and Controller. Mr. Trivisonno began his career as a certified public accountant with Arthur Andersen & Co. in 1968, became a partner in 1979 and was appointed a managing partner in 1986.

Edward J. Zore has served as one of our directors since August 2010. Mr. Zore is a Class III director. Mr. Zore served in a variety of capacities at The Northwestern Mutual Life Insurance Company, principally as Chairman (2009 to 2010), as Chief Executive Officer (2001 to 2010), and as President (2000 to 2009). He currently serves on the Northwestern Mutual Board of Trustees. Mr. Zore joined the Northwestern Mutual investment department in 1969, and also served as the company’s Executive Vice President, Chief Financial Officer, Chief Investment Officer, and as a director of Northwestern Mutual Series Fund, Inc. He is a member of the Board of Directors of Manpower, Inc., and chairs its Audit Committee. Previously, Mr. Zore served as a director of Mason Street Funds from 2000 to 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, MANAGEMENT AND DIRECTORS

The following table sets forth information as of March 22, 2011 (unless otherwise noted) with respect to the beneficial ownership of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares; (ii) our Chief Executive Officer, our Chief Financial Officer, and each of the three remaining most highly compensated executive officers during the 2010 fiscal year (collectively, the “Named Executive Officers”); (iii) each of our directors; and (iv) all of our executive officers and directors as a group. The total number of Common Shares outstanding as of March 22, 2011, was 51,737,704.

Name and Address of Beneficial Owner(1)	Number of Common Shares	Percentage of Class(2)
TimesSquare Capital Management, LLC(3)	4,149,000	7.6%
1177 Avenue of the Americas, 39th Floor
New York, NY 10036

FMR LLC(4)	3,710,282	6.8%
82 Devonshire Street
Boston, Massachusetts 02109

JP Morgan Chase & Co.(5)	2,967,353	5.4%
270 Park Avenue
New York, NY 10017

Franklin Resources, Inc.(6)	2,789,373	5.1%
40 East 52nd Street
New York, NY 10022

Neill A. Currie(7)	1,373,733	2.7%
Peter C. Durhager(8)	259,859	*
Jeffrey D. Kelly(9)	84,646	*
Kevin J. O’Donnell(10)	616,353	1.2%
Stephen H. Weinstein(11)	306,917	*
David C. Bushnell(12)	7,885	*
Thomas A. Cooper(13)	90,041	*
James L. Gibbons(14)	7,885	*
Jean D. Hamilton(15)	14,061	*
Henry Klehm III(16)	10,920	*
Ralph B. Levy(17)	10,267	*
W. James MacGinnitie(18)	42,848	*
Anthony M. Santomero(19)	7,885	*
Nicholas L. Trivisonno(20)	25,626	*
Edward J. Zore(21)	2,566	*
All of our executive officers and directors (21 persons)	3,988,730	7.7%

*	Less than 1%

(1)	Pursuant to the regulations promulgated by the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)	The percent of class shown was based on the shares of Common Stock reported on the Schedule 13G or Schedule13G/A and the total number of shares outstanding as of December 31, 2010. The difference in the total number of shares outstanding on December 31, 2010 and March 22, 2011 does not materially affect the percentage of ownership of the class.

(3)	According to a Statement on Schedule 13G/A filed with the Commission on February 9, 2011 by TimesSquare Capital Management, LLC (“TimesSquare”), TimesSquare is the beneficial owner of 4,149,000 Common Shares. TimesSquare has the sole power to vote or to direct the voting of 2,834,200 Common Shares and sole power to dispose of or to direct the disposition of 4,149,000 Common Shares.

(4)	According to a Statement on Schedule 13G/A filed with the Commission on February 14, 2011 by FMR LLC, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 3,710,282 Common Shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the Fidelity funds each has the sole power to dispose of the 3,710,282 Common Shares owned by the Fidelity funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by its funds’ Boards of Trustees. According to this Schedule 13G/A, members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. Members of the Johnson family and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. FMR LLC’s beneficial ownership also includes 11 Common Shares, beneficially owned by Strategic Advisers, Inc., a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, that provides investment advisory services to individuals.

(5)	According to a Statement on Schedule 13G/A filed with the Commission on January 26, 2011 by JP Morgan Chase & Co. (“JP Morgan”), JP Morgan is the beneficial owner of 2,967,353 Common Shares. JP Morgan has the sole power to vote or to direct the voting of 2,451,653 Common Shares and sole power to dispose of or to direct the disposition of 2,967,233 Common Shares.

(6)	This information is based on a Schedule 13G filed by Franklin Resources, Inc. (“FRI”) with the Commission on February 4, 2011. In the Schedule 13G, FRI reported that, with respect to the Common Shares, the shares shown in the table above were beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. The Schedule 13G reported that the investment management subsidiaries of FRI have investment and/or voting power over the securities owned by their investment management clients. Accordingly, such subsidiaries may be deemed to be the beneficial owner of the shares shown in the table. The Schedule 13G reported that Charles B. Johnson and Rupert H. Johnson, Jr. (the “FRI Principal Stockholders”) (each of whom has the same business address as FRI) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI and may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which the investment management subsidiaries of FRI provide investment management services. Templeton Global Advisors Limited, a subsidiary of FRI, has the sole power to vote or to direct the voting of 2,622,350 Common Shares and the sole power to dispose of or to direct the disposition of 2,717,580 Common Shares. The FRI Principal Stockholders and the investment management subsidiaries of FRI disclaim any pecuniary interest or beneficial ownership in the shares shown in the table above and indicate that they are of the view that they are not acting as a “group” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(7)	Includes 907,350 Common Shares issuable upon the exercise of options under the 2001 Stock Incentive Plan (the “2001 Plan”) that are vested and presently exercisable and no Common Shares issuable upon the exercise of options that vest within 60 days. Also includes 123,437 restricted Common Shares that have not vested (“Restricted Shares”) and 152,630 Performance Shares (as described below) under the 2010 Performance-Based Equity Incentive Plan (the “Performance Share Plan”) that have not yet vested. Mr. Currie also holds options to acquire 300,000 Common Shares granted under the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan (the “2004 Plan”), that are currently vested and out of the money, and options to acquire 30,542 Common Shares granted under the 2001 Plan, that are currently unvested (and are not reflected in Mr. Currie’s beneficial ownership).

(8)	Includes 175,784 Common Shares issuable upon the exercise of options under the 2001 Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options that vest within 60 days. Also includes 43,695 Restricted Shares and 24,274 Performance Shares that have not yet vested. Mr. Durhager also holds options to acquire 42,500 Common Shares granted under the 2001 Plan and 2004 Plan, that are currently vested and out of the money, and options to acquire 7,791 Common Shares granted under the 2001 Plan, that are currently unvested (and are not reflected in Mr. Durhager’s beneficial ownership).

(9)	Includes 75,821 Restricted Shares that have not vested. Mr. Kelly holds no options to purchase Common Shares.

(10)	Includes 441,378 Common Shares issuable upon the exercise of options under the 2001 Plan and 2004 Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options that vest within 60 days. Also includes 68,114 Restricted Shares, and 34,620 Performance Shares that have not yet vested. Also includes 1,079 shares held by a limited partnership for the benefit of Mr. O’Donnell’s family. Mr. O’Donnell also holds options to acquire 250,000 Common Shares granted under the 2004 Plan, that are currently vested and out of the money, and options to acquire 12,389 Common Shares under the 2001 Plan, that are currently unvested (and are not reflected in Mr. O’Donnell’s beneficial ownership).

(11)	Includes 175,795 Common Shares issuable upon the exercise of options under the 2001 Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options that vest within 60 days. Also includes 39,753 Restricted Shares and 17,201 Performance Shares that have not yet vested. Mr. Weinstein also holds options to acquire 7,791 Common Shares granted under the 2001 Plan, that are currently unvested (and are not reflected in Mr. Weinstein’s beneficial ownership).

(12)	Includes 4,392 Restricted Shares granted in payment of directors’ fees under the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Director Stock Plan”), that have not vested.

(13)	Includes 3,732 Restricted Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(14)	Includes 4,392 Restricted Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(15)	Includes 3,732 Restricted Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(16)	Includes 3,732 Restricted Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(17)	Includes 4,563 Restricted Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(18)	Includes 6,634 Restricted Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(19)	Includes 4,392 Restricted Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(20)	Includes 3,732 Restricted Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested, 6,566 Common Shares issuable upon the exercise of options under the Director Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options that vest within 60 days.

(21)	Includes 2,566 Restricted Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

We have adopted a written policy with respect to the review, approval, and ratification of transactions with related persons. The policy covers, among other things, related party transactions between us and any of our executive officers, directors, nominees for director, any of their immediate family members or any other related persons as defined in Item 404 of Regulation S-K. Related party transactions covered by this policy are reviewed to determine whether the transaction is in the best interests of the Company and our shareholders. The transactions described below include transactions we have entered into with parties that are, or could be deemed to be, related to us.

Housing and Lease Arrangements

RenaissanceRe provides housing reimbursement with respect to the Bermuda residence of each Named Executive Officer and certain other officers, a practice that is consistent with Bermuda market practice, which housing expense is included in the compensation paid to each such Named Executive Officer. See “Compensation Discussion and Analysis—Components of Compensation—Other Components.” From time to time, RenaissanceRe enters into long-term leases for properties in Bermuda, which we sublease to certain officers (or due in part to the inefficiency of the Bermuda real estate market we may hold a property in connection with, or in anticipation of, recruiting efforts), including certain of our executive officers. During 2010, RenaissanceRe was the lessee on the leases for the Bermuda residences of each of Messrs. O’Donnell, and Branagan and is currently the lessee on the lease for the Bermuda residence of Mr. O’Donnell. Furthermore, RenaissanceRe continued to be the lessee on the leases for the Bermuda residences of former RenaissanceRe executive officers Mr. John D. Nichols and Mr. William J. Ashley, arrangements which began when Messrs. Nichols and Ashley were employed by the Company. Upon termination of the sublease agreement between Mr. Nichols and a subsidiary of the Company pertaining to his Bermuda housing, Mr. Nichols received $693,826, reflecting the unamortized balance as of December 31, 2010, of the improvements made to the property by him.

Charitable Donations

We provide support to various charitable organizations in the Bermuda community that meet certain guidelines, including organizations that support insurance industry education and training, crime prevention, substance abuse prevention, affordable housing, and educational assistance. As part of our efforts, we match donations made by our officers and other employees to enumerated Bermuda charities at a ratio of up to 4:1 generally up to a maximum matching contribution for each employee of $10,000 per year. We make direct charitable contributions, in addition to the employee matching program, as well. Certain of our executive officers and directors, and spouses of certain of these persons, have served as officers or trustees of some of these organizations; however, we did not contribute more than $20,000 to any one charity in the 2010 fiscal year for which any of these individuals served as an officer or trustee.

Relationship with JP Morgan

JP Morgan reported beneficial ownership interest of more than 5% of our Common Shares at December 31, 2010. JP Morgan acts as a counterparty to swap transactions with a subsidiary of the Company (the “Swap Transactions”). The Swap Transactions currently have an approximate mark-to-market value of $770,000. In connection with the Swap Transactions, the Company has issued parental guarantees totaling approximately $23,500,000.

In addition to the Swap Transactions discussed above, a subsidiary of the Company is an investor in Highbridge Principal Strategies—Irish Senior Loan Fund II plc (the “Fund”), which is managed by Highbridge Capital Management LLC (“Highbridge”). Highbridge is a wholly owned subsidiary of JPMorgan, and the capital commitment in respect of the investment in the Fund is approximately $25,000,000.

Co-investments

From time to time, certain officers of RenaissanceRe have made investments in investment funds in which RenaissanceRe has also invested. None of these officers receives any compensation in connection with such investments or exercises any management discretion over any such investment fund.

Currie Agreement Relating to Use of Company Aircraft

The Company and Mr. Currie are parties to an agreement regarding the use of aircraft interest (the “Aircraft Agreement”), dated as of November 17, 2009. The aircraft is operated on behalf of the Company under a NetJets Aviation Inc. fractional interest program (the “RenRe Aircraft Interest”). Mr. Currie is permitted to use the RenRe Aircraft Interest for his personal use under his employment agreement with the Company subject to an agreed-upon cap (the “Cap”) allowing 24 round trips per year for Mr. Currie’s business commute and 25 hours per year for other personal travel. The Aircraft Agreement contemplates that Mr. Currie shall pre-fund and maintain a Company account with certain cash amounts to cover costs incurred by the Company for instances in which Mr. Currie uses the RenRe Aircraft Interest for personal use in excess of the Cap. In respect of such arrangement, Mr. Currie paid amounts equal to an aggregate of $107,728 in respect of such use of the RenRe Aircraft Interest during 2010 in accordance with the terms of the Aircraft Agreement.

CORPORATE GOVERNANCE

Our Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We believe we have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC, the New York Stock Exchange (“NYSE”) and the recently enacted Dodd-Frank Act. The key components of this framework are set forth in the following documents:

•	our Bye-laws;

•	our Corporate Governance Guidelines;

•	our Code of Ethics and Conduct;

•	our Audit Committee Charter; and

•	our Compensation/Governance Committee Charter.

A copy of each of these documents is published on our website under “Investor Information—Corporate Governance” at www.renre.com, except our Bye-Laws, which are filed with the SEC and can be found on the SEC website at www.sec.gov. Each of these documents is available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters, and key practices as the Board believes to be warranted and, based on the foregoing, in 2010 the Company amended its Code of Ethics and Conduct and Compensation/Governance Committee Charter.

Director Independence

Our Board is composed of eleven directors, ten of whom are independent. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with RenaissanceRe. The Board has established guidelines to assist it in determining director independence, which conform to, and which we believe are more exacting than, the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines, the Board will consider all relevant facts and circumstances known or reported to it in making an independence determination.

In February 2011, the Compensation/Governance Committee (the “Compensation Committee”) conducted a review of the independence of each of our current directors. During this review, the Board considered, among other things, transactions and relationships between each director or any member of their immediate family and RenaissanceRe or its subsidiaries and affiliates and relationships between directors (or nominees) or their affiliates and members of RenaissanceRe’s senior management or their affiliates. As a result of this review, the Board affirmatively determined that Ms. Hamilton and each of Messrs. Bushnell, Cooper, Gibbons, Klehm, Levy, MacGinnitie, Santomero, Trivisonno and Zore are “independent” directors for purposes of compliance with the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002 (“Independent Directors”). Mr. Currie is not considered an Independent Director because of his employment as an executive officer of RenaissanceRe.

In particular, in the course of the Board’s determination regarding the independence of each non-management director, the Board considered in respect of Mr. Bushnell, the fact of Mr. Bushnell’s prior employment with Citigroup (see Mr. Bushnell’s biography under “Directors and Executive Officers of RenaissanceRe”); and in respect of Mr. Santomero, the fact of Mr. Santomero’s service as a director of Citigroup and Citigroup’s current and prior financial relationships with RenaissanceRe, including as underwriter for certain offerings of RenaissanceRe. In addition to the foregoing, Jones Day, the law firm at which Mr. Klehm is currently a partner, has provided legal services to Mr. Bushnell relating to his former employment at Citigroup Inc. The Company is not a party to these legal proceedings.

Director Qualifications and Director Nominee Considerations

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. Pursuant to these criteria, our Compensation Committee takes a holistic approach in identifying and considering potential director nominees and in evaluating the current composition of our Board. In general, the Compensation Committee focuses primarily on the composition and competencies of our Board as a whole, how the traits possessed by individual director nominees complement one another, the ability of the current and proposed members to operate collegially and effectively, and the intersection of these factors with the Company’s current strategy, operational plans and oversight requirements. Accordingly, when evaluating individual director nominees within this framework, the factors that our Compensation Committee considers include:

•	the personal and professional ethics, integrity and values of the candidate;

•

the independence of the candidate under legal, regulatory and other applicable standards, including the ability of the candidate to represent all of our shareholders without any conflicting relationship with any particular constituency;

•

the professional experience and industry expertise of the candidate and whether it will add to or complement that of the existing Board, in light of the Company’s evolving strategic and operational plans over time;

•	the compatibility of the candidate with the existing Board;

•	the ability and willingness of the candidate to devote sufficient time to carrying out his or her Board duties and responsibilities in respect of RenaissanceRe fully and effectively;

•

the commitment of the candidate to serve on our Board for a potentially extended period of time, given the benefits our Board ascribes to continuity and a breadth of experience with our strategies and risk management processes, and with a view toward effective oversight of management’s efforts to ensure the safety and soundness of our Company in light of the market cycles and earnings volatility that characterize our industry, as well as other matters;

•	as summarized in more detail below, consideration is given to maintaining a diversity of skills, experience, and viewpoints represented on the Board as a whole; and

•	such other attributes of the candidate, our business and strategic conditions and external factors as our Compensation Committee deems appropriate at such time and from time to time.

Our Compensation Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate, and in respect of our evolving circumstances.

Board Diversity

As described above, the Company’s Corporate Governance Guidelines provide that the Company has not established specific criteria for directors but believes that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment. The Compensation Committee, which carries out the Board’s director selection, recruitment and nomination obligations, evaluates and discusses diversity at the committee and at the Board level, considering, as contemplated by the Corporate Governance Guidelines, the diversity, skills, and experience of candidates in the context of the needs of the Board as a whole. In assessing the performance of current directors, and in selecting directors, the Board generally seeks a combination of qualities and experience that will contribute to the exercise of the duties of the

Board, in light of the evolving strategic direction and needs of the Company. This consideration includes a broad evaluation of diversity of skills, experience, and viewpoints represented on the Board as a whole, and is undertaken by the Compensation Committee no less frequently than annually and at appropriate intervals.

Board Leadership Structure

The Board has currently implemented a leadership structure that separates the role of the Chief Executive Officer and the Chairman of the Board. The Board has determined that having an independent director serve as non-Executive Chairman of the Board is in the best interest of shareholders at this time. As noted above, Mr. MacGinnitie, who has served as non-Executive Chairman of the Board since 2005, will preside over the proceedings of the 2011 Annual Meeting, following the conclusion of which Mr. Levy will be appointed to serve as the non-Executive Chairman of the Board. The Company believes that this structure currently assists the Independent Directors in the oversight of the Company and facilitates participation of the Independent Directors in setting agendas and establishing priorities and procedures for the work of the Board.

Risk Oversight

The Company considers enterprise-wide risk management (“ERM”) to be a key strategic objective, managed by the senior executive team under the oversight of the Board, and implemented by personnel from across the organization. The Company believes that its ERM processes and practices help to identify potential events that may affect the Company; to quantify, evaluate and manage the risks to which it is exposed; and to provide reasonable assurance regarding the achievement of corporate objectives. We believe that the Company’s commitment to and investment in effective ERM can represent a significant competitive advantage, and is essential to the Company’s corporate strategy and goal of achieving long-term growth in tangible book value per share plus the change in accumulated dividends for shareholders. The Company’s efforts to identify and monitor business environment risk and operational risk is coordinated by senior personnel including the Chief Financial Officer, the General Counsel and Chief Compliance Officer, and the Chief Administrative Officer, each of whom reports directly to the Chief Executive Officer, the Chief Risk Officer who reports directly to the Chief Financial Officer, as well as other senior personnel such as the Corporate Controller and Chief Accounting Officer and the Head of Internal Audit.

The Board is actively involved in the oversight of risks that could affect the Company. Among other things, the members of the Board have regular, direct access to the senior executives named above, as well as other officers responsible for the operational and control functions of the Company. While the Board primarily delegates its risk management to its committees, as disclosed in the descriptions of each of the committees below and as contemplated in the charters of each of the committees, the Board regularly reviews the coordination of its oversight of Company risk.

Under the oversight of our Board and its committees, our risk management practices help us to identify potential events that may affect us, to quantify, evaluate and manage the risks to which we are exposed, and to provide reasonable assurance regarding the achievement of our objectives. As a result, we believe our ERM assists our efforts to minimize the likelihood of suffering financial outcomes in excess of the ranges which we have estimated in respect of specific investments, underwriting decisions, or other operating or business activities. We believe that ERM is essential to our corporate strategy and our goal of achieving long-term growth in tangible book value per share plus the change in accumulated dividends for shareholders, and that effective board oversight enhances the quality of our risk management as well as facilitating sound corporate governance.

Our committees regularly receive and discuss materials from each of the other committees, including, but not limited to, the Audit and the Investment and Risk Management Committees, which the Company believes enables the directors to be cognizant of the various risks across the Company. Each committee performs a comprehensive annual self-assessment as part of the Board’s overall governance effectiveness review and assessment, which accordingly reflects the committees’ evaluation of our corporate risk management practices and, if applicable, the identification of potential new oversight needs in light of changes in our strategy, operations or business environment. Each committee has broad powers to ensure that it has the resources to satisfy its duties under its charter. Periodically, in an effort to enhance the flow of information and exchange of ideas across the committees, a committee will open its normal course proceedings to an audit by members of each other committee. Each committee also has access to outside advisors as well as management.

In conjunction with ERM, as well as our strategic and operational planning, we regularly review senior executive compensation and our firm-wide compensation programs and policies, in an ongoing effort to seek to eliminate or mitigate potential risks arising from such programs and policies, and to ensure that our compensation structure, elements and incentives are not reasonably likely to have a material adverse effect on the Company. We seek to design our compensation plans, including our incentive compensation programs, to incorporate a range of components that we believe help to mitigate potential risks while rewarding employees for pursuing our strategic and financial objectives through appropriate risk taking, risk management, and prudent tactical and strategic decision making. Senior executives from our risk, compliance, administrative, and finance functions, as well as the Board’s outside compensation consultant, are involved in this review process, which is conducted under the oversight of our Compensation Committee. In respect of 2010 and the compensation programs in place for 2011, based in part on the information and analyses provided by management and its own advisors, the Compensation Committee concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company. Among the features of our compensation programs considered in this review were the following:

•

Company-wide Basis for Incentive Compensation Determinations. The annual and long-term incentive compensation of our Named Executive Officers and our executive officers more broadly are principally determined based on our overall corporate performance and the attainment of individual performance goals, rather than on the performance of a particular business unit, legal entity, segment, or other division of the Company.

•

Alignment of Shareholder and Executive Interests. The majority of our long-term incentive awards to our executive officers are delivered in the form of Restricted Shares, vesting over a four-year period. Moreover, as described in more detail below, we have adopted share ownership guidelines which apply to each executive officer and director.

•

Tangible Performance Metrics Based Upon Corporate Performance. As described in more detail below, a meaningful component of the compensation of each Named Executive Officer and each other member of Executive Committee (described below under “Compensation Discussion and Analysis—Executive Summary”) consists of restricted Common Shares granted under our Performance Share Plan, as to which vesting is contingent upon the attainment of specific Company-wide performance measures as well as the completion of service periods (“Performance Shares”), as established by our Compensation Committee in its sole discretion.

•

Balanced Compensation Elements. Our compensation program for executive officers is designed to provide a balanced mix of salary, annual incentive compensation, and long-term incentive compensation. The Compensation Committee believes that the mix of types of compensation delivered by the Company is not overly weighted toward a single form of compensation, and promotes both the pursuit of long-term financial performance, prudent risk management and stewardship of our capital.

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Long-Term Focus. We aspire to be the best underwriter in the world of high-severity, low-frequency risks. We seek to produce long-term growth in tangible book value per Common Share plus the change in accumulated dividends for our shareholders, and we anticipate that individual periods may be marked by substantial volatility. Accordingly, we believe that our senior-most executives should have an increasing proportion of their compensation in the form of long-term equity incentives that vest over a period of years to reflect the contributions of these executive officers to our longer-term results and to foster their alignment with long-term shareholders.

In addition, our Compensation Committee, which consists exclusively of Independent Directors, reviews our compensation programs for consistency with our risk management practices and helps to ensure that our programs align our executives and employees with the long-term interests of shareholders and seeks to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterizes our industry. For more detailed information regarding the composition of our compensation programs, see “Compensation Discussion and Analysis—Components of Compensation” below.

Code of Ethics and Conduct

All directors, officers, and employees of RenaissanceRe are expected to act at all times in accordance with the policies comprising RenaissanceRe’s Code of Ethics and Conduct. In 2010, as in prior years, each director affirmed his or her current and continuing compliance with our Code. In addition to the web address below, our code is also available in print to any shareholder upon request. Amendments to the code related to certain matters will be published on the RenaissanceRe website as required under SEC rules, at www.renre.com under “Investor Information—Corporate Governance.”

Communicating Concerns to Directors

The Audit Committee, on behalf of itself and our other non-management directors, has established procedures to enable employees or other parties who may have a concern about RenaissanceRe’s conduct or policies, to communicate that concern.

Our employees are encouraged and expected to report any conduct they believe in good faith to be an actual or apparent violation of our Code of Ethics and Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures pertaining to receiving, retaining, and treating complaints received regarding accounting, internal accounting controls, or auditing matters, and with respect to the confidential, anonymous submission by Company employees of concerns regarding, among other things, questionable accounting or auditing matters.

Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing, or reported by phone through various internal and external mechanisms as provided on the Company’s internal website. Additional procedures by which internal communications may be made are provided to each employee. Our Code of Ethics and Conduct prohibits any employee or director from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Meetings of Directors

During 2010, the Board conducted four regularly scheduled meetings, each of which was attended by all of the then current members of the Board. The Audit Committee and the Investment and Risk Management Committee each met four times in 2010. The Compensation Committee conducted four regularly scheduled meetings in addition to two off-cycle meetings for a total of six meetings in 2010. The Offerings Committee met once in 2010. The Transaction Committee did not meet in 2010. The Audit Committee conducted four informational calls in connection with the review of our quarterly earnings releases and periodic filings. All incumbent directors attended 75% or more of the aggregate of all Board meetings and meetings of the committees on which they served during 2010. In addition, the Board or its committees conducted certain informational calls relating to various matters. The Company does not pay directors’ fees in respect of informational calls.

Our non-management directors meet separately from Mr. Currie, our sole management director, in executive sessions each quarter. In 2010, our non-Executive Chairman of the Board, Mr. MacGinnitie, served as the chair of each of these executive sessions.

The members of the Board are expected to attend the Company’s annual general meetings. Our annual general meetings are required by our Bye-laws to be held outside of the United States and have to date always been held in Bermuda. All of our directors attended the 2010 Annual Meeting, with the exception of Mr. Zore, who was appointed to the Board in August 2010. Mr. Hecht, whom Mr. Zore replaced following Mr. Hecht’s retirement from the Board, attended the 2010 Annual Meeting in the normal course.

Audit Committee

The Audit Committee presently consists of Messrs. Gibbons, Klehm, and Zore. The Board has determined that each member of the Audit Committee meets the independence standards of the Commission and the NYSE, respectively. The Board has also determined that each of Messrs. Gibbons, Klehm, and Zore is financially literate and has accounting or related financial management expertise as required by NYSE rules and satisfies the criteria of an “audit committee financial expert” under the Commission’s rules.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to, among other things: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditors’ qualifications and independence; and (iv) the performance of our internal audit function and external independent auditors.

The Audit Committee reviews and discusses our annual and quarterly financial statements, press releases, and other financial information and the top-line revenue estimates we provide to analysts, investors, and rating agencies, with both management and the independent auditors. The Audit Committee also reviews the effect of regulatory and accounting initiatives on our financial statements with management, the internal auditor, and the external independent auditors.

In addition, the Audit Committee provides an avenue for communication between our independent auditors, financial management, and the Board. The Audit Committee has the sole authority to appoint, compensate, retain and conduct oversight of the work of our independent auditors, and to approve any proposed non-audit work to be conducted by these auditors. The Audit Committee is required to obtain, at least annually, a report from our independent auditors describing the auditors’ quality control procedures, issues arising from the results of implementing such procedures, the resolution or proposed resolution of any such issues, and any relationships between the auditors and us.

Furthermore, the Audit Committee is responsible for the Board-level oversight of our management-based Controls and Compliance Committee (the “Controls Committee”). The Controls Committee is responsible for implementing and reviewing policies, procedures, and practices relating to accounting, financial reporting, internal controls, regulatory, legal, compliance, and related matters, for ensuring our compliance with applicable laws, regulations, and other relevant standards and for reviewing and approving structured or complex transactions and products that may pose accounting, regulatory, financial reporting, compliance, legal, reputation, tax, or other risks to the Company. The Controls Committee reports regularly to the Audit Committee.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. As noted above, the Audit Committee Charter is available on our website at www.renre.com under “Investor Information—Corporate Governance” and is available in print upon request to any shareholder.

Our Chief Financial Officer, Chief Accounting Officer, General Counsel, and Head of Internal Audit participate in the Audit Committee’s meetings. However, executive sessions of the Audit Committee are held in conjunction with each committee meeting throughout the year, including sessions in which the committee meets with the independent registered public accounting firm and independent actuaries, as well as individual members of management including the Head of Internal Audit.

Pursuant to the Audit Committee Charter and applicable rules of the NYSE, our Audit Committee performs an annual self-assessment. In respect of 2010, the Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Audit Committee Charter and applicable laws and regulations.

Compensation Committee

The Compensation Committee presently consists of Ms. Hamilton and Messrs. Levy and Trivisonno. Following Mr. Levy’s succession to the role of non-Executive Chairman of the Board following the 2011 Annual Meeting, it is expected that Mr. MacGinnitie will replace Mr. Levy on the Compensation Committee. The Compensation Committee has responsibility for executive officer and director compensation (as well as compensation for the head of our internal audit function), corporate governance matters, and the nomination and evaluation of directors. It has the authority to establish compensation policies and programs, to administer all employee and Board stock-based compensation plans, and to approve stock options, Restricted Shares, Performance Shares, and similar share-based grants under our stock incentive plans. As summarized above, the Compensation Committee reviews our compensation programs for consistency with our risk management practices and to help us ensure that our compensation programs align our executives and employees with the long-term interests of shareholders and with seeking to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterize our industry. The Board has determined that all members of the Compensation Committee meet the independence standards of Rule 16b-3 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE.

The Compensation Committee has the authority to retain and terminate outside advisors, including compensation consultants and counsel, to assist it with its responsibilities, including its evaluation of our compensation plans and programs, and the actual and proposed compensation for executive officers and directors. The Compensation Committee also has the authority to approve any such consultant’s fees and the other terms of such retention, which is at RenaissanceRe’s expense. The Compensation Committee’s current utilization of outside compensation consultants on executive compensation matters is summarized below under “Compensation Discussion and Analysis—Compensation Process—Compensation Consultants and Benchmarking.”

On behalf of the Board, our Compensation Committee collaborates with our Chief Executive Officer in the development and monitoring of our programs for emergency and long-term executive succession. The Compensation Committee generally reviews these matters with our Chief Executive Officer quarterly. Individuals who are identified as having potential for senior executive positions are identified to the Compensation Committee, in part utilizing the results of the Company’s internal review and feedback processes. The careers of such persons are monitored to ensure that over time they have appropriate exposure both to the Board and to our businesses. These individuals interact with our Board in various ways, including through participation in Board meetings and other Board-related activities and meetings with individual directors. The Compensation Committee regularly briefs the full Board on these matters.

Pursuant to applicable NYSE rules, the Board has accorded to the Compensation Committee the responsibility to consider the effectiveness and composition of the Board, and to nominate candidates for election by our shareholders, and to fill vacancies on the Board that emerge from time to time. From time to time in prior years, and including in 2010, the Compensation Committee engaged executive recruiters to identify potential nominees for director and to provide related services such as background checks and other due diligence.

In connection with its consideration of potential nominees for election by shareholders, the Compensation Committee will consider nominees to the Board recommended by no fewer than twenty shareholders holding in the aggregate not less than 10% of RenaissanceRe’s outstanding paid-up share capital. Any such recommendation must be sent to the Secretary of RenaissanceRe not less than 60 days prior to the scheduled date of the annual meeting and must set forth for each nominee: (i) the name, age, business address, and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (“Proxy Filings”). The written notice must also include the following information with regard to the shareholders giving the notice:

(1) the name and record address of such shareholders; (2) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by such shareholders; (3) a description of all arrangements or understandings between such shareholders and each proposed nominee and any other person (including his or her name and address) pursuant to which the nomination(s) are to be made by such shareholders; (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (5) any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Assuming that the shareholders suggesting a nomination follow the procedure outlined above, in considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, the Compensation Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. These criteria typically include the candidate’s integrity, business acumen, leadership qualities, experience in the reinsurance, insurance, and risk-bearing industries and other industries in which RenaissanceRe may participate, independence, judgment, mindset, vision, record of accomplishment, ability to work with others, and potential conflicts of interest. The Compensation Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. To that end, the Board considers, among other factors, the diversity of candidates for directors. See “Director Qualifications and Director Nominee Considerations” and “Board Diversity.”

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. The Compensation Committee Charter is available on our website at www.renre.com under “Investor Information—Corporate Governance” and is available in print upon request to any shareholder.

Pursuant to the Compensation Committee Charter and applicable NYSE rules, our Compensation Committee performs an annual self-assessment. In respect of 2010, the Compensation Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Compensation Committee Charter and applicable laws and regulations.

Our Chief Executive Officer, Chief Administrative Officer, and General Counsel participate in the Compensation Committee’s meetings. However, the committee meets regularly in executive session without members of management present. Our Chief Executive Officer provides the committee with strategic context regarding our products, underwriting and operational risks, strategy and performance, and shareholder value-creation over time, as well as advising the committee on matters such as the alignment of our incentive plan performance measures with our overall strategy, and the impact of the design of our equity incentive awards on our ability to attract, motivate, and retain highly talented executive officers. The Chief Executive Officer also makes recommendations to the committee regarding compensation for current or proposed members of our Executive Committee (the “Executive Committee”), which is supervised by our Chief Executive Officer, and including his evaluation of the performance of our Named Executive Officers (other than the Chief Executive Officer), who are currently the four corporate-level executive officers who report directly to him. Our Chief

Administrative Officer, among other things, provides the committee with internal and external analyses regarding the structure and competitiveness of our compensation programs and the details of the design and operation of our various compensation and incentive plans, and provides the committee with detailed reviews of the estimated and actual results for the performance measures impacting estimated and actual payments to the executive officers. Our General Counsel is available at meetings to provide input on the Board’s and the committee’s governance and legal obligations, and to provide analyses of obligations for developments relating to the legal and regulatory environment applicable to us. Moreover, attendance by the Chief Executive Officer and other members of management facilitates management’s review of the Proxy Statement in order to determine that the Compensation Discussion and Analysis included in this Proxy Statement is accurate for purposes of the executive officer certification required by the Sarbanes-Oxley Act of 2002.

Investment and Risk Management Committee

The Investment and Risk Management Committee of the Board presently consists of Messrs. Bushnell, Cooper, and Santomero. The primary purposes of the Investment and Risk Management Committee, as outlined in its charter, are to assist the Board with oversight of the Company’s (a) investment activities and (b) financial risk management. Our Chief Financial Officer, Chief Risk Officer, Chief Investment Officer, and the President of RenaissanceRe Ventures Ltd., among other members of management from time to time, participate in the Investment and Risk Management Committee’s meetings. However, the committee regularly meets in executive session without members of management present.

With respect to investment activities, among other things, the Investment and Risk Management Committee (i) advises the Board regarding the Company’s investment-related activities, including its investment guidelines and benchmarks, specific investment transactions, investment manager review and investment performance; (ii) oversees the development of, maintenance of, and compliance with appropriate investment strategies, guidelines and objectives, including asset allocation, and ensures adequate procedures are in place to monitor adherence to the Company’s investment guidelines; (iii) oversees the means and process by which the Company discharges its fiduciary duties with respect to investment matters to minority investors in the Company’s joint venture entities; and (iv) oversees the strategic asset allocations of our investment portfolio.

With respect to financial risk management, among other things, the Investment and Risk Management Committee (i) assists the Board in assessing and providing oversight to management relating to the identification and evaluation of the Company’s financial, non-operational risks, which is closely coordinated with the Audit Committee; (ii) oversees the establishment and maintenance of regular reporting systems from management to the Investment and Risk Management Committee with respect to current and projected financial, non-operational risks, and assesses the adequacy of management’s risk assessments and the appropriateness of any significant judgments made by management in such assessments; (iii) regularly inquires of management about significant financial, non-operational risks or exposures and assesses the steps management has taken or plans to take to minimize, offset or tolerate such risks; (iv) reviews and reports to the Board, as appropriate, risks in the Company’s liability portfolios; (v) reviews the process and systems by which the Company manages its third party credit exposures; and (vi) oversees our corporate risk management, including the financial risk associated with the insurance and reinsurance we write.

The Investment and Risk Management Committee has adopted a written charter, which is reviewed and reassessed annually. The committee also conducts an annual self-evaluation of its performance including its effectiveness and compliance with the committee’s charter. In respect of 2010, the Investment and Risk Management Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Investment and Risk Management Committee Charter.

Transaction Committee

The Transaction Committee of the Board presently consists of Messrs. Cooper, Currie, Gibbons, and MacGinnitie. Following Mr. Levy’s succession to the role of non-Executive Chairman of the Board following the 2011 Annual Meeting, it is expected that Mr. Levy will replace Mr. MacGinnitie on the Transaction Committee. The Transaction Committee has the authority of the Board to consider and approve, on behalf of the full Board, certain strategic investments and other possible transactions. The Transaction Committee meets on an as-needed basis and did not meet in 2010.

Offerings Committee

The Offerings Committee of the Board presently consists of Messrs. Currie, Gibbons, and MacGinnitie. Following Mr. Levy’s succession to the role of non-Executive Chairman of the Board following the 2011 Annual Meeting, it is expected that Mr. Levy will replace Mr. MacGinnitie on the Offerings Committee. The Offerings Committee has the authority to consider and approve, on behalf of the full Board, transactions pursuant to RenaissanceRe’s shelf registration program, including setting the terms, amount and price of any such offering. The Offerings Committee meets on an as-needed basis and met once in March 2010 in connection with the offering of $250,000,000 of 5.75% Senior Notes due 2020 by RenRe North America Holdings Inc., a wholly-owned subsidiary of the Company. The offering was made pursuant to the Company’s shelf registration program and the Company fully and unconditionally guaranteed the issuance of the Senior Notes.

Role of the Non-Executive Chairman

Mr. MacGinnitie currently serves as the non-Executive Chairman of the Board. In addition to chairing each meeting of the Board, Mr. MacGinnitie’s role as non-Executive Chairman includes: (i) the authority to call meetings of the Board; (ii) setting the agendas for the Board meetings and executive sessions to ensure that the Board members receive the information necessary to fulfill the Board’s primary responsibilities; (iii) chairing executive sessions of the Independent Directors; (iv) briefing the Chief Executive Officer on issues arising in the executive sessions; (v) facilitating discussion among the Independent Directors on key issues and concerns outside of a Board meeting and serving as a non-exclusive conduit to the Chief Executive Officer of the views, concerns, and issues of the Independent Directors; (vi) interviewing candidates for directorship; and (vii) together or in coordination with Mr. Currie, representing the organization in external interactions with the Company’s stakeholders and employees.

Mr. MacGinnitie does not serve as a per se member of the Audit Committee, the Compensation Committee or the Investment and Risk Management Committee, but rather attends such meetings and other functions of the committees on an ex officio basis as the facts and circumstances warrant. As noted, Mr. MacGinnitie serves as a member of the Transaction Committee and Offerings Committee of the Board, which meet on an as-needed basis.

Mr. MacGinnitie will serve as the non-Executive Chairman of the Board and in such capacity will preside over the proceedings of the 2011 Annual Meeting, following the conclusion of which Mr. Levy will be appointed to serve as the non-Executive Chairman of the Board. Upon his appointment to the position of the non-Executive Chairman of the Board, Mr. Levy will assume the responsibilities of the chairmanship as enumerated above, including but not limited to attending meetings and other functions of the various Board committees on an ex officio basis and serving as a member of the Transaction Committee and the Offerings Committee of the Board. Following Mr. Levy’s appointment, Mr. MacGinnitie will continue to serve as a director of the Company and will replace Mr. Levy as a member of the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares, are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2010 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that during the 2010 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding Common Shares complied with all reporting requirements of Section 16(a) under the Exchange Act, except that on June 9, 2010, the Company granted Performance Shares to each of Messrs. Currie, Durhager, Kelly, O’Donnell, Branagan, Fonner, and Weinstein, but failed to timely file a Section 16(a) report for each of them. The transactions were reported on June 14, 2010.

Director Share Ownership Guidelines

Our non-Executive directors receive the majority of their directors’ compensation in RenaissanceRe equity, and are expected to maintain certain ownership levels of Common Shares during their service. The number of shares that must be held is that number which is equivalent to a five times multiple of the current annual cash retainer applicable to the director (or such lesser amount as the director may have been granted to date). See “Director Compensation—Director Equity Ownership Policy” for more information on our share ownership guidelines. For information on the Independent Directors’ share ownership, see “Security Ownership of Certain Beneficial Owners, Management and Directors.” In addition, our Independent Directors and executive officers are subject to our insider trading policy, which prohibits transactions in our securities outside of “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans), including “short sales” on RenaissanceRe stock, or the purchase or sale of options, puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to RenaissanceRe equity. Our Compensation Committee retains discretion to waive non-compliance with our director equity ownership policy in light of an individual director’s particular facts and circumstances from time to time.

Compensation Committee Interlocks and Insider Participation

No director who served on the Compensation Committee during fiscal year 2010 was, during fiscal year 2010, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during fiscal year 2010.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees RenaissanceRe’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing our financial statements and for the public reporting process. Ernst & Young Ltd., our independent auditors for 2010, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of Ernst & Young Ltd., our independent auditors, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed (i) management’s assessment of the effectiveness of RenaissanceRe’s internal control over financial reporting and Ernst & Young Ltd.’s evaluation of RenaissanceRe’s internal control over financial reporting and (ii) the audited financial statements in RenaissanceRe’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young Ltd. the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including their judgments as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, all critical accounting policies and practices to be used, material alternative accounting treatments within generally accepted accounting principles discussed with management, and other material written communications between Ernst & Young Ltd. and management. In addition, the Audit Committee has discussed with Ernst & Young Ltd. its independence from both management and RenaissanceRe and has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Rule 3526.

The Audit Committee discussed with Ernst & Young Ltd. the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of RenaissanceRe’s internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of RenaissanceRe’s independent auditors for the 2011 fiscal year.

Henry Klehm III, Chair

James L. Gibbons

Edward J. Zore

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to below, we recommend to the Board of Directors that the Compensation Discussion and Analysis appearing on pages 29 to 41 be included in the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, by reference. This report is provided by the following independent directors, who constitute the Compensation Committee:

Jean D. Hamilton, Chair

Ralph B. Levy

Nicholas L. Trivisonno

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides an overview of how our Named Executive Officers were compensated in 2010, as well as how this compensation furthers our established compensation philosophy and objectives. The recommendations of management and the determinations of our Compensation Committee in respect of our executive compensation in general, and as to the compensation of our Named Executive Officers as a group and individually, were principally driven by two key factors: the Company’s strong financial and operating performance in respect of the measurement periods reflected in total 2010 compensation; and the strategic realignment of our executive officer group and of our Named Executive Officer roster during 2010.

In 2010, the Company:

•	recorded $702.6 million of net income available to common shareholders;

•	generated a 21.7% return on average common equity;

•	produced an operating return on equity of 16.5%;

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increased book value per common share from $51.68 at December 31, 2009, to $62.58 at December 31, 2010 (a 23.0% increase, after considering the change in accumulated dividends paid to our common shareholders); and

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achieved a Total Shareholder Return (as defined by our Compensation Committee for purposes of administering the Performance Share grants made in 2010) of 21.4%, or fifth among the peer group established by the Compensation Committee, which equated to a percentile rank of 71.4.

These returns were produced in an overall economic climate in which the U.S. and numerous of the other leading markets around the world in which we participate continued to exhibit significant recessionary conditions, impacting, among other things, the performance of our investment portfolio in 2010. In addition, despite a relatively high level of insured catastrophes during 2010, specifically including significant earthquakes in Chile and New Zealand, among other loss events, the Company was still able to produce the returns described above. We believe that our operating and financial results in 2010 in light of these conditions and events reflect, among other factors, our commitment to rigorous risk management, and our disciplined execution of our strategic and business plans.

In addition, Named Executive Officer compensation was affected by a strategic realignment in early 2010 of our executive officer team. We rely heavily on a team-based approach for the management of the Company, with our eleven most senior executive officers, including all of our Named Executive Officers, forming the Executive Committee that is supervised by our Chief Executive Officer and assigned the primary responsibility of managing all aspects of our business, with holistic, team-based responsibility in respect of our overall strategic plan, risk management activities, talent management and development, and overall leadership on a Company-wide basis. As a result of the strategic realignment changes made in early 2010, four executive officers were newly promoted to our Executive Committee, and our Named Executive Officer group was reorganized to reflect, in addition to the Chief Executive Officer, the four direct reports of the Chief Executive Officer, each of whom accepted enhanced responsibilities and assignments, as further discussed below. Further, Named Executive Officer compensation in 2010 reflected, in the case of the Chief Executive Officer, the issuance of a special equity retention grant awarded in conjunction with his new employment agreement and term; the promotion of two Named Executive Officers to new titles and responsibilities; and one-time special equity awards to the other Named Executive Officers in addition to their annual awards to reflect their contributions to the attainment of significant corporate and individual performance goals.

In 2009, our Compensation Committee and Mr. Currie determined to further strengthen the connection between Executive Committee compensation and the creation of long-term value for shareholders by implementing a performance-based equity incentive program, which would replace a portion of the time-vesting awards historically granted to the members of the Executive Committee. In connection with this determination, the Compensation Committee worked with its consultants and other advisors to establish a program based on total shareholder return relative to the Company’s peers and incorporated the concept into a special retention equity award to be granted to Mr. Currie in 2010 pursuant to the 2009 restatement of his employment agreement.

In furtherance of these goals and to facilitate the issuance of shares to Mr. Currie pursuant to his employment agreement, our Board adopted in 2010, and our shareholders approved at our 2010 Annual Meeting, the Performance Share Plan. The committee determined that a minimum of 25% of the annual equity incentive awards granted to each member of our Executive Committee will be subject to vesting conditions based on both continued service and the attainment of pre-established performance goals (except for Mr. Currie, who, on account of his special retention equity award, received only time-vested Restricted Shares as part of his annual equity incentive award in 2010). By requiring our executives to promote meaningful growth and performance for purposes of vesting into their equity awards, this program provides an incentive to our executives that is in addition to the incentive inherent in all equity awards, which is to create the continued long-term appreciation in value of such equity beyond its vesting date. To encourage superior long-term performance within our industry, our performance-based equity incentive program is structured around multi-year vesting periods and focuses on the achievement of total shareholder return relative to our peers.

In adopting the Performance Share Plan and recommending its approval to the shareholders, the Board recommitted itself to its strong belief in its historical philosophy of incentivizing employees by tying a significant portion of compensation to the long-term interests of the Company’s shareholders. The Board believes that equity compensation of the type available for grant under the Performance Share Plan, an equity incentive plan pursuant to which all awards must be subject to performance-vesting requirements, is an appropriate means of supplementing the 2001 Plan to accomplish its broad-based goal of providing effective equity-based compensation incentives to executives and employees. For more information regarding our performance-based equity award program, and our 2010 equity award grants generally, please see “Compensation Decisions Relating to Fiscal Year 2010—Equity Compensation” below.

Compensation Philosophy and Objectives

We aspire to be the best underwriter in the world of high-severity, low-frequency risks. We seek to produce long-term growth in tangible book value per Common Share plus the change in accumulated dividends for our shareholders, and we anticipate that individual periods may be marked by substantial volatility. We have designed the compensation program for our Named Executive Officers to support our principal strategic goal—the creation of long-term value for our shareholders. Toward this goal, our compensation programs are intended to emphasize several objectives: (i) rewarding our Named Executive Officers for the achievement of outstanding financial and operating performance and leadership excellence, (ii) encouraging them to remain with the Company for long and productive careers, and (iii) aligning their interests with those of our shareholders by encouraging them to take appropriate risks with the Company’s capital to generate returns for our shareholders, but at the same time requiring them to share the downside risks of such decision-making.

Our compensation and retention strategies and philosophy reflect our belief that our success has depended, and will continue to depend, in substantial part upon our ability to attract and retain our senior executive officers. We rely on a team-based approach for the management of the Company. As a result, our senior executive officers generally have responsibilities not only with respect to their respective business units or functions, but also in developing, implementing, and monitoring our overall strategic plan, maintaining and enhancing our operations and resources, indentifying, analyzing, responding to, and managing various risks impacting the Company from time to time, and developing and addressing our policy, talent, and leadership needs on a Company-wide basis. Our compensation philosophy seeks to reinforce and reward this team-based culture and approach by incentivizing our Named Executive Officers through pay practices based substantially on the overall success of the Company, rather than that of individual business units or functions. We also assess individual measures, however, including dynamic factors that we believe are not capable of being quantified, such as whether the executive is willing and able to challenge existing processes, adapt flexibly and appropriately to evolving market dynamics, and capitalize on perceived opportunities in our core or target markets.

We believe that there is a limited pool of individuals who fit our culture and possess the industry experience and the personal qualities we seek for senior executive and other key roles in our operations. Our recruiting and retention needs are further affected by our strategy to maintain our corporate headquarters and the core of our operations in Bermuda. We are also subject to robust competition in respect of available executive talent in our industry, and to competitive efforts to recruit away our own officers and employees, a dynamic that we believe is exacerbated by the industry-leading returns we have generated since our inception. In addition, we believe that retention in our industry is impacted generally by, among other things, continuous competition for our employees over time resulting from, among other things, (i) non-traditional entrants in our industry such as investment banks and hedge funds, among others, (ii) the substantial growth of new insurance and reinsurance companies in Bermuda over the last several years, and (iii) the current competition to serve customers and capitalize on potential opportunities in our markets arising out of the recent financial market dislocations. Accordingly, we believe that these market conditions, together with our remote headquarters location, require us to offer compensation packages that are both sufficient to entice executives to relocate to and remain in Bermuda or our other global locations and commensurate with or better than those provided by our key competitors.

In order to instill within our executives a commitment to our structured, disciplined risk-taking business and underwriting model, which focuses on superior risk selection, expert utilization of risk management systems, and careful adherence to our underwriting principles, we have adopted an approach to compensation that emphasizes and rewards the achievement of long-term results and consistent decision-making over market cycles. We believe that our compensation philosophy supports and enhances our underwriting philosophy, which recognizes and reflects the significant volatility in our business (as a result of which, for example, short-term performance is materially impacted by the occurrence or non-occurrence of catastrophic or other potentially severe events). We have sought to balance our compensation approach to award and incentivize long-term performance over both hard and soft markets in respect of the coverages and products we offer, and to support and encourage the disciplined underwriting approach we seek to foster. In sum, we believe that our differentiated underwriting and operational strategies must be supported by a tailored, well-crafted, and flexible compensation strategy that reflects our particular strategic plan, talent base, and other particularized circumstances. Our Board and executive management team regularly review our compensation philosophy and program and their effectiveness in light of our opportunistically evolving business strategy and goals.

Compensation Process

Compensation Committee. Our Compensation Committee meets at least quarterly and reviews regularly our compensation developments and needs. Annual compensation determinations are made generally during the first calendar quarter of each year, after our audited year-end financial information and third-party information (including reports from our compensation consultants) have been provided to our Compensation Committee and after compensation recommendations have been submitted by our Chief Executive Officer for our other Named Executive Officers. Decisions made by the Compensation Committee during the regular first quarter meeting generally include bonus determinations in respect of the prior fiscal year as well as equity award grants and any salary adjustments to take effect for the then-current year. At the end of its compensation-setting process, our Compensation Committee submits its compensation recommendations for ratification by the Board.

Our Compensation Committee may also, from time to time in its discretion, approve the grant of non-routine cash or equity-based awards to Named Executive Officers. Such awards have been granted in the past when the Compensation Committee has determined it to be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project or in response to retention, competitive, or other factors that developed outside of the normal annual compensation-setting cycle.

Compensation Consultants and Benchmarking. As described above, pursuant to its charter, our Compensation Committee has the authority to retain and to terminate any compensation consultant to assist with the Compensation Committee’s evaluation of executive compensation (and to approve the consultant’s fees and the terms of such retention). Our Compensation Committee has retained consultants in the past for the purposes of, among other things, obtaining services such as market intelligence on compensation trends (including as regards our industry and principal market locations), views and recommendations with respect to our specific compensation programs, and analyses and recommendations with respect to the amount or form of senior executive and director compensation. During 2010, the Compensation Committee continued its retention of Mercer (US) Inc. (“Mercer”), and in 2011, the Compensation Committee determined to renew its engagement with Mercer in light of factors including the resources and expertise of Mercer’s professional team assigned to the engagement and the depth of relevant industry and jurisdictional knowledge believed to be possessed by Mercer. Mercer continues to be engaged by the Compensation Committee as its sole compensation consultant. Neither any member of management nor any member of the Compensation Committee has any contractual or pecuniary arrangement with Mercer. Mercer is a wholly owned subsidiary of Marsh & McLennan Companies, Inc., other subsidiaries of which acted as a broker or agent with respect to 23% of our gross premiums written in 2010. During 2010, each of Mercer and Oliver Wyman Group, a wholly owned subsidiary of Marsh & McLennan Companies, Inc. and an affiliate of Mercer, performed compensation advisory and other services on behalf of the Compensation Committee and the Company. The fees in respect of these engagements totaled $334,789 for compensation advisory and related services and $883,427 for all other services.

Named Executive Officer Performance Assessment. In connection with its annual compensation determination process, the Compensation Committee engages in an annual performance assessment of each Named Executive Officer, focusing on each executive’s relative contribution during the fiscal year, and if applicable, the level of achievement of any specific individual goals tasked to a Named Executive Officer for such fiscal year. The Compensation Committee uses a qualitative assessment, principally including factors such as our progress towards implementing our key strategic and operational initiatives and our investments in and improvements of technology and our key decision support tools, such as our exposure-based underwriting models, our efforts to improve the strength of our control and operating environments, and our efforts to attract, retain, motivate, and manage our global workforce. With respect to Named Executive Officers other than the Chief Executive Officer, the Chief Executive Officer presents the Compensation Committee with his assessment of each other executive’s relative performance with respect to the above-mentioned categories for such fiscal year. The Compensation Committee’s assessment is shared and discussed with the full Board.

Meeting Process and Committee Authority. Our Compensation Committee, subject where applicable to ratification by the Board, retains the final authority with respect to our compensation, benefit, and perquisite programs, and all actions taken thereunder. Meetings of the Compensation Committee typically also include our Chief Executive Officer, our Chief Administrative Officer, and our General Counsel. Generally, the Compensation Committee invites Mercer to attend at least one meeting each year, and Mercer attended two meetings in 2010. In addition, to promote the Compensation Committee’s independence and for assistance in connection with the committee’s exercise of its independent judgment relating to executive officer and director compensation, the committee generally invites Wachtell, Lipton, Rosen & Katz, the Board’s independent legal counsel, to attend meetings during the year. A portion of each meeting is spent in executive session without any members of management present, other portions are spent alone with our Chief Executive Officer, who provides a key source of information and feedback as discussed above, and typically, another portion is spent meeting with other members of management outside the presence of the Chief Executive Officer. The non-Executive Chairman of our Board serves as an ex officio member and interacts and participates in meetings as appropriate or as requested by the Compensation Committee. Although Compensation Committee meetings and discussions typically include non-members, neither the non-Executive Chairman of the Board, nor any individual who is not a member of the Compensation Committee, votes on Compensation Committee matters.

Components of Compensation

Our compensation program consists generally of four core components, which we view as related but distinct and each of which simultaneously fulfills one or more of the three objectives stated in the discussion above on Compensation Philosophy and Objectives: base salary, an annual cash incentive bonus, long-term equity-based incentive awards, and perquisites and other benefits principally designed to attract and retain senior executive talent to our Bermuda-based location. Together, these components provide a mixture of compensation, including opportunities for long-term wealth accumulation, which we believe is in alignment with our goal of creating long-term shareholder value. Although the Compensation Committee does review total compensation, it does not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components. Except for the general framework described above, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due in part to the holistic nature of the roles of our executive team members and what we believe to be our need for flexibility in tailoring each executive’s compensation package as necessary.

In conjunction with our risk management practices, as well as our strategic and operational planning, management of the Company reviews regularly senior executive compensation and our firm-wide compensation programs and policies in an ongoing effort to seek to eliminate or mitigate potential inappropriate risks arising from such programs and policies, and to ensure that our compensation structure, elements, and incentives are not reasonably likely to have a material adverse effect on the Company. Senior executives from our risk, legal and compliance, administrative, finance, and audit functions, as well as the Board’s outside compensation consultant, are involved in this review process, which is conducted under the oversight of the Compensation Committee. The Company also seeks to ensure that our compensation programs are consistent with our risk management practices and, through the Compensation Committee, helps to ensure that our programs align our executives and employees with the long-term interests of shareholders and seeks to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterize our industry. In connection with its review, the Compensation Committee has concluded that our compensation structure, elements, and incentives are not reasonably likely to have a material adverse effect on the Company.

Base Salary. Base salaries for our Named Executive Officers are based on several factors: the scope of job responsibilities, prior individual experience, expertise, and performance, the operation of an internal target salary grade structure (with the exception of our Chief Executive Officer, whose compensation is determined on an “actual” salary basis), and competitive market compensation; however, we view salary as a fixed expense that does not vary materially in the aggregate with corporate or personal performance. The base salaries of our Named Executive Officers were determined pursuant to the foregoing criteria at the time that we entered into their employment agreements, and such salaries may be adjusted in accordance with the terms thereof. We refer you to “Compensation Decisions Relating to Fiscal Year 2010—Base Salary” below for more detail regarding salary adjustments for the Named Executive Officers and the determinations of the Compensation Committee in respect of 2010.

Annual Cash Bonus. The Compensation Committee generally determines the annual cash bonuses to be paid to our Named Executive Officers at the first regularly scheduled quarterly meeting of each year (generally in February) with respect to the immediately preceding fiscal year. We believe that our cash bonus component helps us to provide an element of our incentive compensation on a more immediate basis than with equity grants. Annual bonus awards are determined by the Compensation Committee in its discretion based on its analysis of the Company’s and the individual’s performance, taking into account subjective and objective criteria.

Due to the volatility of our industry and thus of our financial results, the Compensation Committee and management believe that pure quantitative performance measures should not be the sole measure of executive performance, and in light of this, we do not provide for a formulaic bonus plan. Our current compensation structure establishes a “target bonus” amount for each “grade” of our internal salary grade structure (with the exception of our Chief Executive Officer, whose compensation is determined on an “actual” salary basis), subject in certain cases to target bonus amounts that are specifically provided in an individual’s employment agreement with the Company. At its first quarterly meeting, our Compensation Committee establishes, in its discretion, the “bonus performance factor” for the immediately prior year, which is then multiplied by the target bonus amounts to increase or decrease the amount of the bonus award based on the prior year’s performance. The bonus performance factor is generally a result of a variety of elements, including management’s recommendation (which will generally reflect certain financial results for the completed fiscal year on an absolute and comparative basis, as well as other qualitative factors), the Compensation Committee’s review of market performance as a whole and the Company’s relative performance within it, management’s success with respect to implementing strategic and operational goals, and any extraordinary factors attributable to the applicable fiscal year.

Once determined, the bonus performance factor is generally applied to all Company employees irrespective of segment, unit, or function, including with respect to Named Executive Officers, both to foster relative internal pay equity and to seek to align and encourage all employees in respect of overall corporate results and shareholder returns as well as unit and individual performance. In respect of 2010, such a Company-wide bonus performance factor was approved, consistent with the recommendation of management. Once applied, a Named Executive Officer’s actual bonus amount may be adjusted by the Compensation Committee up or down in order to reflect individual performance in the fiscal year that the Compensation Committee may determine warrants specific recognition. We refer you to “Compensation Decisions Relating to Fiscal Year 2010—Annual Bonus” below for more detail regarding the target bonus amounts for the Named Executive Officers and the determinations of the Compensation Committee in respect of 2010.

Equity Incentive Awards. Other than with respect to special supplemental grants that the Compensation Committee may determine to issue from time to time as described elsewhere herein, the Compensation Committee generally makes determinations with respect to long-term incentive awards at its February meeting of each fiscal year. It is our current practice for approved grants to be awarded on March 1st (or the next succeeding business day), and the grant-date value with respect to Restricted Shares and cash-settled restricted stock units and, if applicable, the exercise price with respect to options are set at the closing price of the Company’s Common Shares on such date in accordance with the terms of our applicable policies. In accordance with the Company’s policies, the date of grant for new hire equity awards will generally be the third business day following the release date of the Company’s next subsequent quarterly financial results following the new hire’s actual start date.

Whereas our annual cash bonuses represent immediate recognition of a prior year’s corporate and individual performance, we believe that our equity incentive awards link the compensation of our Named Executive Officers directly to the attainment of corporate and individual performance over the long term. We believe that our long-term equity incentive awards are a more substantial component of our total compensation program than market competitive levels, which we believe supports and suits our goal of creating long-term value for our shareholders. Our Compensation Committee uses equity-based incentive awards, which have historically contained service-based vesting conditions that lapse over a four-year period, to create an ownership culture that promotes our overall compensation philosophy. Commencing with our 2010 equity incentive grant cycle, our policy is to grant 25% of each Named Executive Officer’s annual equity incentive award in the form of performance-based equity, which we believe, together with time-vested awards that vest in equal installments over four years, encourages long-term performance, retention, and shareholder value-creation. Generally, we effect full-value equity incentive awards via grants of a dollar value (based upon the market value of our shares on the grant date) determined as a certain percentage of target base salary, established by grade. The current equity target amounts for our Named Executive Officers in 2010 are set out immediately below.

Named Executive Officer	Target Long-Term Incentive as Percentage of Target Salary
Neill A. Currie	300	%(1)
Peter C. Durhager	215%
Jeffrey D. Kelly	215%
Kevin J. O’Donnell	230%
Stephen H. Weinstein	200%

(1)	Mr. Currie’s long-term incentive target is a function of actual, not target, base salary.

It is the general philosophy of management and the Compensation Committee not to consider existing share ownership levels as a factor in award determination, although we do monitor unvested equity levels in light of our executive retention strategies. Our Compensation Committee believes generally that the more senior an employee is, the greater the proportion of that employee’s compensation should be based upon the performance of the Company and the employee over the long term. We refer you to “Compensation Decisions Relating to Fiscal Year 2010—Equity Incentive Awards” below for more detail on the equity grants for the Named Executive Officers and the determinations of the Compensation Committee in respect of 2010.

Other Components. Our senior-most officers, including all of our Named Executive Officers, participate in a perquisite and benefit program that, in addition to the other components of our compensation package set forth above, seeks to accomplish the goal of attracting and encouraging superior talent to relocate to (or remain at) our headquarters in Bermuda, subject, where applicable, to Bermuda Department of Immigration policies. The program is approved at least annually by our Compensation Committee, and certain year-to-date expenses are reported quarterly to the Compensation Committee. Because of the difficulty in traveling to, and maintaining a residence in, Bermuda, we have included in our perquisites program relocation and housing allowances, personal and family use of corporate aircraft, automobile use, club membership, and financial and tax planning services. Other than corporate aircraft use, the perquisites and benefits described above are generally provided to all of our expatriate employees and certain of our other Bermuda-based employees, as determined by the Company from time to time. In addition, because of adverse tax treatment imposed on certain U.S. taxpayers residing in an expatriate location such as Bermuda, our perquisite program also includes tax reimbursements designed to avoid any tax-related disincentives resulting from U.S. taxation. It is generally the policy of the Company to provide tax reimbursements to all expatriate employees who pay U.S. taxes (and, on a case-by-case basis, other employees of the Company in the event that they become subject to U.S. taxation in the course of their employment), including our Named Executive Officers, with respect to benefits received under our perquisite program, other than in connection with personal use of corporate aircraft. Mr. Currie’s personal use of the Company’s corporate aircraft is limited to twenty-four round trips per calendar year in respect of his business commute to his sole office location in Bermuda, and an additional twenty-five hours per year in respect of personal, non-business-related travel. The other Named Executive Officers are also limited in their use of the Company’s corporate aircraft to twenty-five hours annually. The Company has found over time that the provision of these perquisites and benefits is an integral component of our recruitment and retention of qualified and desirable executives to our remote Bermuda headquarters location. The Company believes that, based in part on input from Mercer, as well as available market information, the provision of these types of perquisites and benefits is customary among the Company’s peers in the Bermuda market.

Change in Control and Severance Payments. Upon certain qualifying terminations of employment or a change in control, the Named Executive Officers may be entitled to receive certain vesting of equity-based awards, pursuant to the terms of our equity compensation plans, as well as other severance payments and benefits pursuant to the terms of their respective employment agreements. With respect to change-in-control vesting, the Compensation Committee believes this benefit to be appropriate as a method of allowing our executives to participate in a change-in-control event on the same basis as other shareholders, and without any additional requirement of continued vesting that may or may not be possible depending upon the actions taken by an acquirer. With respect to the severance payments, the Compensation Committee views such payments primarily as consideration for certain restrictive covenants applicable to our executives following certain terminations, which covenants we believe are essential to the protection of the Company’s business, in particular given the specialized market in which the Company competes. In addition, the Compensation Committee believes that both the change in control and severance payments and benefits are necessary components of a competitive compensation program.

For additional information regarding the terms of these provisions and the potential benefits payable thereunder, see “Potential Payments Upon a Termination or Change in Control” below.

Equity Ownership and Retention Guidelines

In keeping with our overall compensation philosophy, our Named Executive Officers are subject to an equity ownership policy, which is designed to maintain equity ownership by the executives at levels high enough to assure our shareholders of our commitment to long-term value creation. Under our guidelines, our officers are required to maintain a level of our equity securities with a value equal to a specified multiple of target salary by grade. Common Shares owned outright, Restricted Shares, and shares underlying vested “in-the-money” options are counted as “owned” in determining compliance with the guidelines. Until and unless ownership requirements are satisfied, a Named Executive Officer is not permitted to sell any of the equity granted to him. In addition, certain restrictions apply to the sale of Restricted Shares that vest upon reaching retirement eligibility. We retain the discretion to approve transactions outside of the guidelines in light of an individual’s facts and circumstances; however, to date, we have never done so in respect of a Named Executive Officer. In addition, our employees, including our Named Executive Officers and directors, are subject to our insider trading policy, which prohibits transactions in our securities outside of “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans). The table below shows the retention guidelines in place for our Named Executive Officers as of December 31, 2010.

Named Executive Officer	Equity Retention Guidelines as a Multiple of Target Salary
Neill A. Currie	7.5
Peter C. Durhager	4.5
Jeffrey D. Kelly	4.5
Kevin J. O’Donnell	4.5
Stephen H. Weinstein	4.5

Hedging and Short Sales

Employees and directors and their designees are not permitted to directly hedge the market value of any RenaissanceRe securities. Furthermore, employees and directors and designees are also prohibited from engaging in “short sales” of RenaissanceRe securities. It is the Board’s view that such activities are against the interest of the Company’s shareholders and could cause significant repercussions to the Company and its shareholders if allowed.

Potential Impact on Compensation from Executive Misconduct

If our Board were to determine that an executive officer has engaged in fraudulent or intentional misconduct, our Board would take such action to remedy the misconduct, prevent its recurrence, and impose discipline on the applicable individual(s) as appropriate in light of the facts and circumstances, including, without limitation, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that was greater than would have been paid or awarded if calculated based upon the restated financial results. These remedies would be in addition to, and not in lieu of, any actions that might be imposed by law enforcement agencies, regulators, or other authorities. The Company also has a right to set off against certain amounts owing to the executive officers should they engage in certain activities that are detrimental to the Company.

The employment agreement between Mr. Currie and the Company provides that, among other things, Mr. Currie’s incentive compensation (including both cash bonuses and equity awards) that is determined to have been earned based upon financial statements that were subsequently restated may be clawed back, or forfeited if unpaid, to the extent that such compensation would not have been earned based upon the restated financials. If the related financial statements restatement is determined to have been due to Mr. Currie’s misconduct, the clawback would apply to such compensation paid within 60 months following the Company’s first filing with the SEC containing the financial statement that was restated. For restatements not determined to have been due to Mr. Currie’s misconduct, the Company’s clawback rights shall apply only to such compensation paid within 24 months following the first SEC filing containing the financial statement that was restated. In addition, the Company’s clawback rights also apply to gains realized on sales of securities in the 12 months following the first SEC filing containing a financial statement that is ultimately restated due to Mr. Currie’s misconduct.

Compensation Decisions Relating to Fiscal Year 2010

Peer Group for 2010. With respect to compensation determinations made in 2010, our peer group consisted of the following companies, which were determined to (i) compete with us for talent, (ii) be generally of a similar size to us, and (iii) employ executives in positions of similar complexity and scope of responsibility to our executive positions: Allied World Assurance Company Holdings, AG, Arch Capital Group Ltd., Aspen Insurance Holdings Limited, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Flagstone Reinsurance Holdings Ltd., Alterra Capital Holdings Limited,1 Montpelier Re Holdings Ltd., PartnerRe Ltd., Platinum Underwriters Holdings Ltd., Transatlantic Holdings Inc., Validus Holdings Ltd., and White Mountains Insurance Group Ltd. With the assistance of Mercer, our Compensation Committee reviews and assesses regularly both the membership of the peer group and the current compensation levels and practices among its members. In addition, the Compensation Committee reviews information provided by Mercer regarding the compensation levels and practices of ACE Ltd. and XL Capital Ltd., which are not included in our peer group due to their relative sizes, but are considered by our Compensation Committee and management to be competitors for executive and staff talent. Furthermore, as a means of understanding market practices, our Compensation Committee considers, among other things, compensation surveys prepared by compensation consulting groups other than Mercer (e.g., Bermuda market practice surveys).

In light of our team-based approach for the management of the Company, with respect to 2010 compensation decisions, the Compensation Committee utilized market data and ranges of our peer group only as a reference point, and direct benchmarking did not serve as a material factor in determining actual compensation amounts. The Compensation Committee generally used such data to confirm, after initial compensation determinations were proposed, that such proposed compensation was within market ranges generally, or if outside, that the final determinations with respect to such compensation were made in light of this information. In certain instances, especially with regard to the naming of new senior officers of the Company, the Compensation Committee has in the past, and could in the future, use proxy data of peer group companies to determine the appropriate compensation levels for such senior officers.

Base Salary. For 2010, decisions regarding adjustments to base salaries were considered by the Compensation Committee at its February 2010 meeting. Increases in Named Executive Officer base salaries for 2010 reflect in each case cost-of-labor adjustments made available to employees generally. Moreover, the Compensation Committee determined to increase Mr. O’Donnell’s salary to reflect his enhanced responsibilities following his appointment to the position of Executive Vice President and Global Chief Underwriting Officer, including the assumption in early 2010 of executive and underwriting oversight of all of our reinsurance and insurance operations globally, and Mr. O’Donnell’s contributions to the Company’s strong underwriting and risk management performance in 2009 and the execution of key tactical objectives such as the launch of the Company’s Lloyd’s syndicate. Furthermore, the Compensation Committee determined to increase Mr. Durhager’s compensation, including with respect to his base salary, to reflect his enhanced responsibilities

[1]	Alterra Capital Holdings Limited is the successor entity resulting from the merger of Max Capital Group Ltd. and Harbor Point Limited, which was completed in May 2010. The combined entity continues to be a peer of the Company.

following his appointment in early 2010 to the position of Executive Vice President, and the completion of significant objectives in areas including our leadership development program, strategic initiatives to enhance our technology and operating platforms, and our business continuity planning.

Annual Bonus. As noted above, our compensation program is weighted heavily toward variable pay that is based upon the overall success of the Company; these variable pay elements include the potential cash bonus award which is reviewed annually based on corporate and individual performance. In respect of fiscal year 2010, the Compensation Committee established a “bonus performance factor” relating to 2010 bonuses of 1.5, reflecting a multiple to be applied to “target” bonuses by employee grade. Further, the committee determined, consistent with prior years, to apply a single bonus performance factor on a Company-wide basis without regard to business unit or function. Although for other employees and executive officers downward and upward adjustments may be implemented by supervisors or by unit or function leaders, the committee’s determination was applied to each Named Executive Officer without adjustment.

In establishing the 2010 bonus performance factor, the Compensation Committee considered, among other factors, the Company’s attainment of several metrics, including: (1) operating return on equity compared to peers, (2) operating earnings per share and gross premiums written compared to budget, taking into account the Company’s consistently disciplined approach toward underwriting appropriate risks, and (3) an assessment of the management team’s execution of strategic projects. In respect of these criteria, the Compensation Committee considered the Company’s attainment of operating return on equity of 16.5% achieved in 2010, which represented the highest operating return on equity amongst the companies in the peer group, actual operating earnings per share of $9.32 in 2010, which exceeded the Company’s budget, and gross written premiums of $1.6 billion, which reflected performance approximately equivalent to budget for the year. The Compensation Committee also considered management’s qualitative assessment of its performance in respect of strategic and operational projects. In determining the final bonus performance factor for 2010, the Compensation Committee placed significant weight on management’s recommendation, analyzing each of the components underlying management’s recommendation, both qualitative and quantitative, with a specific focus on the operating results noted above, both in actual terms and on a relative basis to both peer group performance and against internal operating budgets. The Compensation Committee also considered more generally the Company’s continuing performance in terms of growth in tangible book value per share plus change in accumulated dividends, both in respect of 2010 and on a historical basis inclusive of 2010. The Compensation Committee also reviewed the Company’s strategic plans and operational initiatives and the accomplishments relating to each for 2010. These included the strategic realignment of the executive officers noted above; the launch of the Company’s Lloyd’s syndicate and related operational plan; the strategic review of the Company’s admitted U.S. insurance platform that gave rise to the determination to pursue a strategic transaction to transition such business; the maintenance of the Company’s leadership position in its core operating franchises; and successful government engagement efforts in several jurisdictions deemed critical to the Company’s strategy. Based upon the foregoing, the Compensation Committee determined that the Company’s overall performance, and management’s role in maintaining such performance and mitigating certain key risks in a difficult economic climate, warranted its approval of a final bonus performance factor of 1.5.

Target bonus figures for the Named Executive Officers for the 2010 bonus period are shown below, as well as actual bonus amounts as determined by the Compensation Committee at its February 2011 meeting in respect of 2010 performance, which is also set forth in the “Bonus” column of the “Summary Compensation Table” below.

Named Executive Officer	2010 Target Bonus ($)		2010 Actual Bonus ($)
Neill A. Currie	$1,742,070	(1)	$2,613,105
Peter C. Durhager	$609,840		$914,760
Jeffrey D. Kelly	$609,840		$914,760
Kevin J. O’Donnell	$923,875		$1,385,820
Stephen H. Weinstein	$422,300		$633,450

(1)	The amount indicated for Mr. Currie in this column is determined on an “actual” salary basis.

Equity Compensation. In 2010, the Compensation Committee granted equity awards based upon the target levels described above under “Components of Compensation—Equity Incentive Awards.” In addition, the Compensation Committee approved additional grants of cash-settled restricted stock units to certain of the Named Executive Officers to reflect, on a case-by-case basis, factors including the committee’s desire for key contributors to possess meaningful at-risk equity awards over time, and estimated disparities between the compensation of certain officers and reported comparable executive compensation. As noted above, Mr. Currie’s 2010 equity awards, including the issuance of his one-time special retention equity award as contemplated by his 2009 amended and restated employment agreement, and his 2010 compensation overall, reflected among other things the assessment of the Compensation Committee and the full Board of Mr. Currie’s success in leading the Company to achieve the operating and financial results summarized above, and in realigning the Company’s structure in 2010 and concentrating the management team on refocused strategic initiatives fashioned by Mr. Currie and approved by the Board. For Messrs. O’Donnell and Durhager, 2010 equity awards reflected promotions recommended by Mr. Currie and approved by the Compensation Committee in light of the enhanced responsibilities and accomplishments summarized above. For Messrs. Kelly and Weinstein, 2010 equity awards reflected, in addition to target-level grants, one-time special equity awards recognizing their contributions to the Company’s and the senior management team’s performance in 2009, expanded responsibilities in 2010 as a result of the strategic realignment, and the attainment of individual performance goals. For Mr. Kelly, these included the assumption of executive authority for our Ventures unit and of our corporate risk function, the successful completion of his transitional duties as outlined by the Chief Executive Officer and the Board, and the effective stewardship of our investment and treasury functions. For Mr. Weinstein, these included the completion of significant milestones in our government engagement efforts in a number of jurisdictions and the completion of significant legal and compliance initiatives identified by the Chief Executive Officer and the Board. The dollar values at issuance of these supplemental, one-time grants, combined with the target-level grants described above, are included in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” below.

Performance Share Plan Implementation. In order to continue incentivizing our Named Executive Officers and other employees through the operation of a robust equity incentive program that furthers our established compensation goals and performance objectives, the Compensation Committee determined that an effective incentive plan with a meaningful share reserve must continue to be maintained by the Company. However, as of April 1, 2010, only 1,083,192 shares remained available for issuance under the 2001 Plan. Accordingly, the Compensation Committee determined in 2010 to recommend to the Board, the Board adopted for shareholder approval, and our shareholders approved, our Performance Share Plan, which reserves 750,000 shares for issuance in connection with performance-based equity awards granted thereunder, as well as an amendment to the 2001 Plan, which extended the term of the 2001 Plan to February 6, 2016.

CEO Special Retention Equity Award and Other Named Executive Officer Awards. In connection with the implementation of the Performance Share Plan, and as described in detail in the proposal presented to shareholders at the 2010 Annual Meeting, Mr. Currie became entitled to receive a special retention equity award as an incentive to continue providing services beyond the expiration date of his prior employment agreement, pursuant to the restatement of his employment agreement in February 2009. This award was to be granted on or about February 22, 2010, subject to his continued employment through such date, with such grant to have cliff-vesting features based on both continued service as well as the attainment of certain performance conditions. Mr. Currie subsequently agreed to defer the issuance of shares pursuant to the agreed-upon special retention equity award until after the approval of the Performance Share Plan at the 2010 Annual Meeting. Consistent with the terms of Mr. Currie’s employment agreement, our Compensation Committee, with input from Mr. Currie but in its sole discretion, established total shareholder return, relative to our peer group, as the performance metric for the vesting of Mr. Currie’s special retention equity grant as well as Performance Shares to be granted to the other members of the Executive Committee in 2010, as discussed below. Mr. Currie and other members of the Executive Committee were granted equity awards pursuant to the Performance Share Plan on June 9, 2010. As previously agreed, the equity awards were attributed economic value as though granted as of February 22, 2010, for Mr. Currie, further to the terms of his employment agreement, and as of March 1, 2010, for Messrs. Kelly, O’Donnell, Weinstein, and Durhager, respectively, as part of the 2010 long-term incentive grant cycle.

During its meetings throughout 2010, the Compensation Committee discussed and assessed the Company’s long-term incentive and equity grant practices, and reaffirmed its determinations that a robust long-term equity-based program is an essential component of an overall approach to executive compensation that supports and promotes our principal strategic compensation goal of creating long-term value for our shareholders. As noted above, in consultation with Mercer and its other advisors, and in light of market trends and consistent with the approach taken with respect to Mr. Currie’s special retention equity award, the Compensation Committee determined that, beginning in 2010 with our annual target-level incentive award grant cycle, at least 25% of the annual equity incentive award grants to each member of our Executive Committee, which includes our Named Executive Officers, would be subject to vesting conditions based on both continued service and the attainment of pre-established performance goals. For the 2010 performance-based grants, the Compensation Committee determined that the most appropriate incentive would be performance-vested Restricted Shares, and that the most appropriate performance goal within the context of our compensation philosophy would be total shareholder return relative to the Company’s peer group. The Compensation Committee determined that the performance-based vesting component of the Executive Committee members’ annual equity awards will further the Company’s overall compensation philosophy and objectives of aligning the interests of members of management with the interests of the Company’s shareholders. Furthermore, the Compensation Committee believes that performance vesting furthers the baseline purpose of our equity award grants by strengthening the way in which the Named Executive Officers’ equity awards directly link their compensation to the attainment of corporate performance over the long term and to create long-term value for our shareholders.

We anticipate that annual performance-based equity awards will generally be granted subject to a three-year service requirement, with one third of each award subject to an annual performance goal for each year of the three-year period.

To conform to Mr. Currie’s special retention equity award (described above), the 2010 grants have an interim service-vesting event after the second year. Awards in a given tranche that do not meet all of the applicable vesting criteria for the applicable performance and service periods will be forfeited.

With respect to the 2010 grants of Performance Shares to the Executive Committee (including Mr. Currie’s special retention equity award), the Compensation Committee determined that target performance will be achieved upon attainment of total shareholder return for the given period at the 50th percentile among the Company’s peers. Performance at or below the threshold 35th percentile will result in forfeiture of the given vesting tranche, and performance at the maximum 100th percentile will result in vesting at 250% of the target value of the given vesting tranche (except, as described below, in respect of Mr. Currie’s special retention equity award, for which the cap is 175% for performance at the 75th percentile). Vesting at intermediate performance levels will be based upon a linear interpolation between threshold and target (6.67% of target for each percentile increase in performance), or target and maximum (3% of target for each percentile increase in performance), as applicable. To accommodate the potential attainment of the maximum conditions, we issued unvested Performance Shares on the date of grant having an aggregate value equal to 250% of target (or 175% in respect of Mr. Currie’s special retention equity award), and if less than the maximum conditions are attained, a proportionate number of shares will not vest and will be forfeited. At its February 2011 meeting, the Compensation Committee determined the Company’s total shareholder return relative to members of its peer group for 2010, resulting in approximately 164.2% of target for the first vesting tranche of Mr. Currie’s special retention equity award and the other Named Executive Officers’ Performance Shares (93.8% and 65.7% of maximum for Mr. Currie and the other Named Executive Officers, respectively).

In connection with the grant of Performance Shares, a grantee will receive the right to any accrued dividends declared and paid on unvested shares, to be paid without interest at the same time as the underlying shares vest (other than Mr. Currie with respect to his unvested special retention equity award which does not yield dividend accrual or payment). However, dividends accrued and unpaid on forfeited Performance Shares will be forfeited. Pursuant to the terms of the Performance Share Plan, the Compensation Committee may consider downward adjustments in conjunction with any vesting of Performance Shares but is not permitted by the plan to effect upward adjustments. For information regarding treatment of Performance Shares upon a termination or a change in control, see “Potential Payments Upon a Termination or Change in Control” below.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation for our Named Executive Officers in fiscal years 2008, 2009, and 2010.

Name and Principal Position(1)	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Neill A. Currie President and Chief Executive Officer	2010 2009 2008	1,022,500 952,800 803,400	2,613,105 2,549,250 1,815,000	9,304,754 2,999,984 1,216,805	— — 1,217,194	1,459,470 1,079,664 1,175,059	14,399,829 7,581,698 6,227,458
Peter C. Durhager Executive Vice President and Chief Administrative Officer	2010	422,700	914,760	1,216,373	—	342,616	2,896,449
Jeffrey D. Kelly Executive Vice President and Chief Financial Officer	2010 2009	536,850 256,442	914,760 892,320	1,516,354 1,799,979	— —	443,193 162,127	3,411,157 3,110,868
Kevin J. O’Donnell Executive Vice President and Global Chief Underwriting Officer	2010 2009 2008	618,750 518,750 483,200	1,385,820 1,351,875 635,250	1,734,893 2,628,723 493,627	— — 493,766	703,573 554,532 568,384	4,443,036 5,053,880 2,674,227
Stephen H. Weinstein Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer	2010	385,200	633,450	1,362,044	—	635,837	3,016,531

(1)	This column reflects each Named Executive Officer’s principal position as of the date of this Proxy Statement.

(2)	The amounts shown in this column constitute the annual cash bonuses paid to each Named Executive Officer based on the Compensation Committee’s evaluation at its first quarterly meeting of each year of each such officer’s performance in the immediately preceding year. The figures listed under “Bonus” relate to performance for the year listed but are paid in the following year; for example, the figures under “Bonus” for 2010 relate to performance for the year ended December 31, 2010, but were paid in March 2011. A detailed discussion of our annual cash bonus program may be found above under “Compensation Discussion and Analysis—Components of Compensation—Annual Cash Bonus.”

(3)	These columns represent the aggregate grant date fair value of stock awards and option awards granted to our Named Executive Officers in each of 2008, 2009, and 2010, determined under FASB ASC Topic 718, Compensation—Stock Compensation. The value of the Performance Shares is determined by a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of Performance Shares per tranche on the grant date. A more detailed discussion of our Performance Share program may be found above under “Compensation Discussion and Analysis—Compensation Decisions Relating to Fiscal Year 2010—CEO Special Retention Equity Award and Other Named Executive Officer Awards.” For information on the valuation assumptions with respect to awards made during 2010, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans at Note 20 in its financial statements for 2010, as included in its Annual Report on Form 10-K for 2010, as filed with the SEC. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future service-based forfeitures and do not necessarily correspond to the actual value that might be realized by the Named Executive Officers.

(4)	See the All Other Compensation Table and the Other Benefits Table provided below for more information and analysis of the amounts included in the All Other Compensation column for 2010.

ALL OTHER COMPENSATION TABLE

Name	Year	Tax Reimbursement(1) ($)	Company 401(k)/ Pension Matching Contribution(2) ($)	Value of Life/ Health Insurance Premiums(3) ($)	Prepaid Non- Compete Consideration(4) ($)	Other Benefits(5) ($)	Total Other Compensation ($)
Neill A. Currie	2010	264,918	14,700	18,444	377,600	783,808	1,459,470
Peter C. Durhager	2010	31,296	14,700	20,753	16,300	259,567	342,616
Jeffrey D. Kelly	2010	87,868	14,700	16,415	—	324,210	443,193
Kevin J. O’Donnell	2010	234,698	14,700	23,813	31,250	399,112	703,573
Stephen H. Weinstein	2010	161,885	14,700	21,324	16,300	421,628	635,837

(1)	This column reflects tax reimbursements paid to our expatriate personnel, including our Named Executive Officers, principally in respect of expatriate perquisites including personal travel (other than personal travel using the Company’s corporate aircraft), business-related spousal travel, housing allowance, club dues, automobile expenses, and tax advice for Messrs. Currie, Kelly, O’Donnell, and Weinstein. Such tax reimbursement arrangements are consistent with Bermuda market practices. See “Compensation Discussion and Analysis—Components of Compensation—Other Components” above. Included in this column are taxes paid in connection with Mr. Durhager’s U.S. workdays.

(2)	This column reports Company matching contributions to our Named Executive Officers under our 401(k) plan for Messrs. Currie, Kelly, O’Donnell, and Weinstein and under the Bermuda National Pension Scheme for Mr. Durhager.

(3)	This column reports the value of premiums paid on behalf of our Named Executive Officers with respect to life and health insurance coverage under the Company’s health and benefits plan. The death benefit under the life insurance coverage is equal to four times the Named Executive Officers’ annual salary up to a maximum of $2.0 million.

(4)	For additional information on the amounts disclosed in this column, please see the discussion below under “Potential Payments Upon a Termination or Change in Control—Severance Payments and Benefits.”

(5)	See the Other Benefits Table below for additional information.

OTHER BENEFITS TABLE

Name	Year	Personal Travel(1) ($)	Housing Benefits(2) ($)	Club Dues(3) ($)	Other Benefits(4) ($)	Total Other Personal Benefits ($)
Neill A. Currie	2010	487,076	240,000	7,850	48,882	783,808
Peter C. Durhager	2010	89,082	144,000	1,775	24,710	259,567
Jeffrey D. Kelly	2010	84,143	216,000	4,850	19,217	324,210
Kevin J. O’Donnell	2010	114,730	243,000	11,870	29,512	399,112
Stephen H. Weinstein	2010	144,906	180,000	53,513	43,209	421,628

(1)	Personal travel includes costs for commercial travel for the Named Executive Officer and such person’s immediate family members as well as use of the corporate aircraft, and in the case of Mr. Currie, includes, in respect of Mr. Currie’s commuting costs to his sole office location in Bermuda, $457,294, and in respect of personal, non-business-related travel, $137,060. The amount shown in the column for Mr. Currie is net of an aggregate amount of $107,278 paid to the Company by Mr. Currie in accordance with the terms of his agreement relating to the use of the Company aircraft which contemplates pre-funding of certain amounts by Mr. Currie for such use. With respect to personal use of the corporate aircraft, amounts in this column reflect incremental variable operating costs, which include fuel, landing and handling fees, crew lodging and meal allowances, and catering. For more information on travel benefits provided to the Company’s senior executive officers, please see “Compensation Discussion and Analysis—Components of Compensation—Other Components” above. Per Company policy, all expatriate employees based in Bermuda, including Messrs. Kelly, O’Donnell, and Weinstein, are provided four round trips on “home leave” per year for themselves and each member of their respective families, consistent with Bermuda market practice. Although Mr. Durhager, as a citizen of Bermuda, is not afforded the benefit of “home leave” trips, he is, however, provided use of the corporate aircraft from time to time consistent with the aircraft usage policy applicable to the other Named Executive Officers.

(2)	This column reports the amount of housing-related benefits we provided with respect to the Bermuda residence of each Named Executive Officer, principally consisting of housing lease costs.

(3)	This column represents club memberships for Named Executive Officers. Mr. Weinstein’s dues for 2010 included a one-time initial membership charge and related dues payments.

(4)	Other benefits includes financial, tax, and legal planning expenses, company automobile expenses reimbursed by the Company, and Company matching on charitable donations.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during the calendar year ended December 31, 2010.

Name	Grant Date(1)	Approval Date(1)	Plan	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Closing Price on Grant Date(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
				Threshold (#)	Target (#)	Maximum (#)
Neill A. Currie	06/09/2010	02/16/2010	Performance Share Plan	—	116,289	203,506	—	54.82	6,214,773
	03/01/2010	02/16/2010	2001 Plan	—	—	—	55,376	55.80	3,089,981
Peter C. Durhager	06/09/2010	02/16/2010	Performance Share Plan	—	5,209	13,023	—	55.80	344,386
	03/01/2010	02/16/2010	2001 Plan	—	—	—	15,627	55.80	871,987
Jeffrey D. Kelly	06/09/2010	02/16/2010	Performance Share Plan	—	5,209	13,023	—	55.80	344,386
	03/01/2010	02/16/2010	2001 Plan	—	—	—	15,627	55.80	871,987
	03/01/2010	02/16/2010	Restricted Stock Unit Plan	—	—	—	5,376	55.80	299,981
Kevin J. O’Donnell	06/09/2010	02/16/2010	Performance Share Plan	—	7,430	18,574	—	55.80	491,223
	03/01/2010	02/16/2010	2001 Plan	—	—	—	22,288	55.80	1,243,670
Stephen H. Weinstein	06/09/2010	02/16/2010	Performance Share Plan	—	3,692	9,229	—	55.80	244,091
	03/01/2010	02/16/2010	2001 Plan	—	—	—	11,075	55.80	617,985
	03/01/2010	02/16/2010	Restricted Stock Unit Plan	—	—	—	8,960	55.80	499,968

(1)	On February 16, 2010, the Compensation Committee approved its equity compensation determinations for every Named Executive Officer, including Restricted Shares, cash-settled restricted stock units, and Performance Shares. Although the Company’s customary policy with respect to awards granted during the regular long-term incentive award grant cycle is to effectuate such grants on the first business day in March, the 2010 grants of Performance Shares were deferred in conjunction with the approval of the Performance Share Plan by the Company’s shareholders. The Performance Share Plan was approved at the Annual Meeting on May 18, 2010, and the corresponding equity awards were issued to the Named Executive Officers on June 9, 2010; however, as previously agreed, the awards were attributed economic value as though granted as of February 22, 2010, for Mr. Currie further to the terms of his employment agreement, and as of March 1, 2010, for Messrs. Kelly, O’Donnell, Weinstein, and Durhager as part of the 2010 long-term incentive grant cycle.

(2)	These columns represent the number of Performance Shares that vest at threshold, target, and maximum achievement of the performance metrics applicable to such awards. Dividends declared by the Company’s Board and paid to holders of the Common Shares are reserved and payable to holders of Performance Shares, if at all, at such time as the Performance Shares vest (other than with respect to Mr. Currie’s special retention equity award, which does not yield dividend accrual or payment). See discussion above under “Compensation Discussion and Analysis—Components of Compensation” for a more detailed description of the Performance Share program.

(3)	All of the grants in this column vest ratably over four years on the anniversaries of the grant date. Dividends declared by the Company’s Board and paid to holders of the Common Shares are payable to holders of Restricted Shares, including our Named Executive Officers and directors. Dividends are paid to the holders of unvested cash-settled restricted stock units, including our Named Executive Officers.

These grants consist of Restricted Shares only for Messrs. Currie, O’Donnell, and Durhager. The grant for Mr. Weinstein consists of 11,075 Restricted Shares and 8,960 cash-settled restricted stock units, and the grant for Mr. Kelly consists of 15,627 Restricted Shares and 5,376 cash-settled restricted stock units.

(4)	The number of Restricted Shares and Performance Shares awarded was computed by dividing, as of the grant date, the approved grant value by the closing market price of the Common Shares on the date of grant. See discussion above under “Compensation Discussion and Analysis—Components of Compensation” for a more detailed description of the Company’s equity grant practices.

(5)	This column represents the aggregate grant date fair value of stock awards granted to our Named Executive Officers in 2010, determined under FASB ASC Topic 718, Compensation—Stock Compensation. The value of the Performance Shares is determined by a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of Performance Shares per tranche on the grant date. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans at Note 20 in its financial statements for 2010, as included in its Annual Report on Form 10-K for 2010, as filed with the SEC. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future serviced-based forfeitures, and do not necessarily correspond to the actual value that might be recognized by the Named Executive Officers.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

2010 Performance Share Grants

In accordance with Item 402 of Regulation S-K, the value of the Performance Shares disclosed in the Stock Awards column of the Summary Compensation Table above is determined by a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of Performance Shares per tranche on the grant date. Such amounts reflect the value of the awards at the grant date based upon the probable outcome of the performance conditions and are consistent with our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The following table shows the value of the Named Executive Officers’ respective 2010 Performance Share awards on the date of grant assuming both target and maximum achievement of the applicable performance goals. The table also demonstrates that performance at or below the threshold 35th percentile will result in forfeiture of the given award, where target performance is based upon attainment of total shareholder return for the given measurement period at the 50th percentile among the Company’s peers as described herein.

Named Executive Officer	Award at or below 35th Percentile ($)	Target Award ($)	Maximum Award ($)
Neill A. Currie	$ —	$6,374,963	$11,156,199
Peter C. Durhager	$ —	$290,662	$726,683
Jeffrey D. Kelly	$ —	$290,662	$726,683
Kevin J. O’Donnell	$ —	$414,594	$1,036,429
Stephen H. Weinstein	$ —	$206,014	$514,978

As described above under “Compensation Discussion and Analysis—Compensation Decisions Relating to Fiscal Year 2010—CEO Special Retention Equity Award and Other Named Executive Officer Awards,” the Performance Shares granted in 2010 vest over a period of three years (four years for Mr. Currie), in substantially equal vesting tranches, based upon the Company’s total shareholder return relative to the Company’s peer group in such years, as determined by the Compensation Committee. The total shareholder return for the performance year ending December 31, 2010, was 21.4%, or fifth among the Company’s peer group, which equated to a percentile ranking of 71.4. Based upon the achievement of this relative total shareholder return for 2010, the performance-vesting condition for a portion of each Named Executive Officer’s first vesting tranche of Performance Shares was achieved, as follows:

•	With respect to Mr. Currie’s Performance Shares, the performance-vesting condition was satisfied with respect to 164.2% of target, or 93.8% of maximum, Performance Shares in the first vesting tranche.

•

With respect to Performance Shares granted during 2010 to Messrs. Durhager, Kelly, O’Donnell, and Weinstein, the performance-vesting condition was satisfied with respect to 164.2% of target, or 65.7% of maximum, Performance Shares in the first vesting tranche.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers, which entitle the officers to base salary, annual bonus opportunity, participation in our perquisites and benefits programs, and severance payments and benefits upon certain qualifying terminations of employment (as discussed in further detail below under the caption “Potential Payments Upon a Termination or a Change in Control”). Each executive’s employment agreement, other than our Chief Executive Officer’s, runs for year-to-year terms that extend automatically absent thirty days’ notice by either party of such party’s intent not to renew the term.

CEO Agreement. Mr. Currie’s employment agreement, which is subject to an initial term of four years, contains specific features that further the Company’s overall compensation philosophy and objectives, including performance-based vesting of certain of his equity incentives and retirement features that are intended to continue to incentivize Mr. Currie during his period of continued service to the Company.

Mr. Currie’s employment agreement generally provides for a base salary of not less than $1,000,000 and a target annual cash bonus equal to 165% of base salary. The severance provisions applicable upon certain qualifying terminations of employment remain substantially the same as in Mr. Currie’s prior agreement and in the other Named Executive Officer’s agreements, except that the period during which Mr. Currie may exercise his outstanding stock options may be extended for up to five years following the date of termination, based upon the applicable circumstance of termination. (For more information on the payments and benefits provided by Mr. Currie’s employment agreement, see the section below captioned “Potential Payments Upon a Termination or Change in Control.”) In addition, Mr. Currie’s employment agreement provides for lapsing, at the time Mr. Currie became retirement eligible (i.e., the date on which the sum of Mr. Currie’s age and total years of service with the Company equals 65), of service-based vesting conditions applicable to Restricted Shares then held by Mr. Currie for at least one year, provided that, other than to satisfy tax obligations relating to such vesting, Mr. Currie will generally remain restricted from selling or otherwise transferring any such vested shares until the date on which they would have vested based on his continued service. Any unvested stock options that Mr. Currie has held for at least one year upon his actual retirement will continue to vest in the ordinary course as if Mr. Currie remained employed through the applicable vesting period. Mr. Currie is currently retirement eligible.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth the outstanding equity awards held by our Named Executive Officers as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(3) ($)
Neill A. Currie	300,000	(2)	—	73.06	7/5/2015	51,101	(5)	3,254,623	152,630	9,721,005
	439,452		—	42.66	3/21/2016	55,376	(6)	3,526,897
	57,204		19,067	51.13	3/1/2017
	61,085		61,084	53.86	3/3/2018
Peter C. Durhager	9,878		—	53.96	3/12/2014	25,550	(5)	1,627,280	8,681	552,893
	42,500	(2)		74.24	8/31/2014	15,627	(6)	995,284
	5,654		—	49.10	3/21/2015	2,241	(7)	142,729
	34,035		—	37.51	11/4/2015	2,881	(8)	183,491
	30,466		—	42.66	3/21/2016	2,851	(9)	181,580
	22,408		7,469	51.13	3/1/2017
	15,583		15,582	53.86	3/3/2018
Jeffrey D. Kelly						15,627	(6)	995,284	8,681	552,893
						2,851	(9)	181,580
						26,325	(10)	1,676,639
						5,376	(11)	342,397
Kevin J. O’Donnell	28,000		—	39.07	11/19/2012	44,777	(5)	2,851,847	12,382	788,610
	18,710		—	45.43	5/16/2013	22,288	(6)	1,419,523
	45,000		—	52.90	3/3/2014	1,731	(7)	110,247
	250,000	(2)	—	74.24	8/31/2014	4,582	(8)	291,828
	56,433		—	44.30	1/3/2016	4,066	(9)	258,964
	67,281		—	42.66	3/21/2016
	17,312		5,770	51.13	3/1/2017
	24,780		24,779	53.86	3/3/2018
Stephen H. Weinstein	12,000		—	39.07	11/19/2012	30,660	(5)	1,952,735	6,152	391,821
	8,232		—	45.43	5/16/2013	11,075	(6)	705,367
	8,708		—	53.96	3/12/2014	3,903	(7)	248,582
	8,239		—	49.10	3/21/2015	2,881	(8)	183,491
	34,035		—	37.51	11/4/2015	2,020	(9)	128,654
	29,160		—	42.66	3/21/2016	8,960	(11)	570,662
	39,036		13,011	51.13	3/1/2017
	15,583		15,582	53.86	3/3/2018

(1)	All options were granted under the Company’s 2001 Plan apart from those described in footnote (2). Each option award has a 10-year term and vests in four equal installments (at a rate of 25% per year) from the date of grant. Vesting dates for each option award can be calculated accordingly.

(2)	All of these options were granted under our 2004 Plan, have a 10-year term, and cliff vested 100% on the fifth anniversary of the date of grant. Our Compensation Committee terminated the 2004 Plan in August 2007 because it determined that this plan was no longer consistent with our compensation philosophy and objectives; however, all outstanding grants at the time of termination remain outstanding.

(3)	Value determined based on closing price of the Common Shares of $63.69 on December 31, 2010, the final business day of calendar year 2010.

(4)	These amounts represent Performance Shares held by each Named Executive Officer as of December 31, 2010, which remain subject to performance-based vesting conditions in subsequent years pursuant to the Performance Share Plan. Such amounts represent the maximum number of shares that may vest if the maximum performance-based vesting conditions are achieved. If threshold performance conditions are not achieved, all Performance Shares will be forfeited. For a detailed discussion on each of the Named Executive Officers’ Target and Maximum Awards under the 2010 Performance Share Plan, please see our discussion above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” In addition, please see the discussion above under “Compensation Discussion and Analysis—Components of Compensation” for a more detailed description of the Performance Share program.

(5)	These amounts represent Restricted Shares granted under the 2001 Plan, which vest in substantially equal installments on March 2, 2011, 2012, and 2013.

(6)	These amounts represent Restricted Shares granted under the 2001 Plan, which vest in substantially equal installments on March 1, 2011, 2012, 2013, and 2014.

(7)	These amounts represent Restricted Shares granted under the 2001 Plan, which vest on March 1, 2011.

(8)	These amounts represent Restricted Shares granted under the 2001 Plan, which vest in substantially equal installments on March 3, 2011, and 2012.

(9)	These amounts represent Performance Shares for which the applicable performance-vesting metrics have been satisfied as of December 31, 2010, which will vest on December 31, 2011, based on continued service with the Company. For a detailed discussion on each of the Named Executive Officers’ Target and Maximum Awards under the 2010 Performance Share Plan, please see our discussion above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” In addition, please see the discussion above under “Compensation Discussion and Analysis—Components of Compensation” for a more detailed description of the Performance Share program.

(10)	These amounts represent Restricted Shares granted under the 2001 Plan, which vest in substantially equal installments on August 3, 2011, 2012, and 2013.

(11)	These amounts represent cash-settled restricted stock units granted under the 2010 Restricted Stock Unit Plan, which vest and settle in cash equal to the value of Common Shares underlying the restricted stock units in substantially equal installments on March 2, 2011, 2012, 2013, and 2014.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information concerning option exercises by, and vesting of Restricted Shares of, our Named Executive Officers during 2010.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Neill A. Currie	—		—	64,770	4,218,098
Peter C. Durhager	—		—	14,484	807,480
Jeffrey D. Kelly	—		—	8,776	500,232
Kevin J. O’Donnell	85,798	(1)	1,986,698	28,226	1,562,153
Stephen H. Weinstein	—		—	17,753	989,457

(1)	All of the option exercises shown above were consummated in conjunction with the scheduled expiration of stock options originally granted with a ten-year term.

Equity Compensation Plan Information

The information set forth in the table below is as of December 31, 2010.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by shareholders(1).	2,841,335	47.28	2,241,715
Equity compensation plans not approved by shareholders.	—	—	—

Total	2,841,335		2,241,715

(1)	Plans previously approved by the shareholders include the 2001 Plan, the 2004 Plan, the Director Stock Plan, the Performance Share Plan, and the 2010 Employee Stock Purchase Plan.

(2)	As of December 31, 2010, there were options outstanding to purchase a total of 2,841,335 Common Shares, which represent 5.5% of the number of Common Shares outstanding.

Potential Payments Upon a Termination or Change in Control

Severance Payments and Benefits. In connection with the employment agreements as described above and as in effect on December 31, 2010, our Named Executive Officers would have been entitled to certain payments and benefits upon certain qualifying terminations of their employment relationships with us during 2010. A Named Executive Officer’s employment relationship may be terminated for any of the following reasons: (i) the executive’s death or disability, (ii) by us with or without cause (as defined in the applicable executive’s agreement), (iii) by the executive with or without good reason (as defined in the applicable executive’s agreement), and (iv) after expiration of the term of employment following notice of non-extension by us or by the executive. No benefits are payable upon a termination by us for cause.

Upon a Named Executive Officer’s termination of employment during the year ended December 31, 2010 (other than a termination by us for cause), and subject to the execution of a mutual general release of claims (if requested by us), the executive would have become entitled to a combination of the following benefits, as illustrated in the Severance Benefits Components Table below:

1.	an amount equal to a percent (the “Percent”) of base salary, to be paid in installments over the 12-month period following the termination of employment (or, for Mr. Currie, in a lump sum within 10 days of termination);

2.	an amount equal to the Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid in substantially equal installments during the 12-month period following the termination of employment (or, for Mr. Currie, in a lump sum within 10 days of termination);

3.	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to a percent (the “Lump Sum Percent”) of base salary to be paid at the end of the 12-month period following the termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment);

4.	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to the Lump Sum Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid at the end of the 12-month period following the termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment);

5.	a pro-rata amount of the target bonus based on the number of days elapsed from the commencement of the year of termination through and including the date of termination;

6.	continuation of benefits during the 12-month period following the termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment); and

7.	vesting of certain equity awards granted under the Company’s stock incentive plans.

The Percent and Lump Sum Percent are 150% and 50%, respectively, for Mr. Currie; 75% and 25%, respectively, for Messrs. Kelly, Durhager, and Weinstein; and 93.75% and 31.25%, respectively, for Mr. O’Donnell. In the event that a qualifying termination (i.e. a termination by the Company without cause or a termination by the executive for good reason) occurs within 12 months following a change in control, the Percent and Lump Sum Percent are 150% and 50%, respectively, for each of the Named Executive Officers. In the event that such a qualifying termination occurs in connection with a change in control, the benefits payable to Mr. Currie pursuant to his employment agreement will be reduced if such reduction will result in a greater after-tax benefit to him due to the operation of the excess parachute payment excise tax provisions of the Code.

To avoid adverse tax consequences to our Named Executive Officers under Section 457A of the Code, upon a termination of employment that entitles an executive (other than Mr. Kelly) to the amounts described above in clauses (i) (Percent of base salary) and (iii) (Lump Sum Percent of base salary), such amounts (disregarding any change in control) will be calculated based upon the executive’s base salary as of December 31, 2008 (these amounts are referred to as “vested non-compete consideration”). If an executive’s employment (other than Mr. Kelly’s) has not otherwise terminated prior to December 31, 2017, the vested non-compete consideration will instead be paid to the executive on such date, and such vested non-compete consideration shall no longer be payable upon any subsequent termination of employment. Furthermore, in light of Section 457A of the Code, if an executive’s employment (other than Mr. Kelly’s) has not otherwise terminated prior to the end of a given year, the amounts payable pursuant to clauses (i) and (iii) above, disregarding any change in control, in respect of any base salary increase for such year from the prior year (these amounts are referred to as the “prepaid non-compete consideration”) will instead be paid to the executive during the year following the year in which such base salary increase occurred. If such an executive is terminated for cause following payment of the vested non-compete consideration and/or any prepaid non-compete consideration, such terminated executive will be required to repay such amounts to the Company. Similarly, if such an executive violates any of the restrictive covenants, such executive will be required to repay the portion of the vested non-compete consideration and prepaid non-compete consideration that would not otherwise have been paid under the original severance provision due to the violation. The Named Executive Officers’ employment agreements also provide for the Company’s right to offset any amounts otherwise owed to a Named Executive Officer upon a termination of employment by any amounts that such Named Executive Officer may owe to the Company at such time in connection with such repayment provisions.

SEVERANCE BENEFITS COMPONENTS TABLE

	By Us Without Cause		By Executive for Good Reason		Death(1)	Disability	By Executive Without Good Reason(2)	Our Non- Extension of Agreement		Executive’s Non-Extension of Agreement(2)
(i) Percent of Base Salary	×		×			×	×	×		×
(ii) Percent of Bonus	×		×					×
(iii) Lump Sum Percent of Base Salary	×		×			×	×	×		×
(iv) Lump Sum Percent of Bonus	×		×					×
(v) Pro-rata Bonus	×		×		×	×		×
(vi) Continuation of Benefits	×		×					×
(vii) Vesting of Awards	×	(3)	×	(3)	×	×		×	(3)

(1)	In addition to the benefits above and as noted in connection with the Summary Compensation Table above, the Company pays premiums on behalf of our Named Executive Officers with respect to life insurance coverage under the Company’s health and benefits plan, with a death benefit that can equal four times the Named Executive Officer’s annual salary up to a maximum of $2.0 million.

(2)	With respect to Mr. Kelly only, such benefits will be provided only to the extent the Company elects to extend the non-competition covenant for up to 12 months beyond the termination date.

(3)	Accelerated vesting applies to all time-vested awards. See “Treatment of Equity Awards Upon a Termination of Employment or Change in Control” below for a discussion relating to the accelerated vesting of performance-based awards.

The estimated payments and benefits provided upon each type of termination or upon a change in control are summarized in the Potential Payments Upon a Termination or Change in Control Table below as if the termination or change in control, as applicable, had occurred on December 31, 2010, and using the closing price of our Common Shares of $63.69 on December 31, 2010, the last business day of calendar year 2010. In addition, with the assumption of a December 31, 2010, termination, the estimated pro-rata bonus calculations provided in the Potential Payments Upon a Termination or Change in Control Table below reflect an accrual for a full calendar year. Actual amounts payable following a termination or change in control could differ from the amounts shown, perhaps significantly, and would depend on the particular facts and circumstances pertaining at the time.

Under the Named Executive Officers’ employment agreements as of December 31, 2010, during the term of employment and for the 12-month period following any termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment), each executive is subject to non-competition and non-interference covenants; provided that for Mr. Kelly only, the non-competition covenant will extend beyond a termination without good reason or due to an employee non-renewal only to the extent that the Company elects to pay Mr. Kelly the Percent and Lump Sum Percent of base salary (or prorated portion thereof for an extension for a period less than 12 months). Generally, the non-competition covenant prevents the executive from engaging in activities competitive with our business or the business of our affiliates, and the non-interference covenant prevents the executive from soliciting or hiring our employees or those of our affiliates or service providers and from inducing any of our customers, suppliers, licensees, or other business relations or those of our affiliates, to cease doing business with, or reduce the amount of business conducted with, us or our affiliates, or in any other manner interfering with our relationship with such parties. The Named Executive Officers’ employment agreements also contain standard confidentiality and assignment of inventions provisions as well as indemnification protection generally to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

Treatment of Equity Awards Upon a Termination of Employment or Change in Control. Pursuant to the Named Executive Officers’ employment agreements as in effect on December 31, 2010, all time-vested equity awards would have vested in full upon the executive’s death, a termination due to the executive’s disability, a voluntary termination by the executive for good reason, an involuntary termination without cause, or a Company non-renewal, in each case on or prior to December 31, 2010. All options and awards outstanding also vest upon a change in control pursuant to the terms of such plans.

In addition, upon the date on which the sum of a Named Executive Officer’s age and years of service (each measured on a daily basis) equals 65 (subject to a minimum of five years of service), all time-vested Restricted Shares and restricted stock units then held by him for at least one year will vest in full, provided that no such shares may be sold (other than to satisfy tax withholding in connection with such accelerated vesting) until the end of the original vesting period, and all Performance Shares then held by him for at least one year (but not dividends accrued with respect to such shares), other than Mr. Currie’s special retention equity award, will no longer be subject to continued service-based vesting, and will remain outstanding through the applicable performance period without regard for any subsequent termination of employment and will vest based on the actual level of attainment of the applicable performance goals. Such waiver of the service vesting condition notwithstanding, all Performance Shares that remain subject to continued performance following an executive’s retirement-eligibility date will be forfeited upon a subsequent termination for “cause” or violation of the restrictive covenants set forth in his employment agreement. To the extent that an executive subsequently retires on or after his retirement-eligibility date, all stock options then held by him for at least one year will continue to vest as if the executive remained employed and will remain outstanding for up to two years (or in the case of Mr. Currie, five years) from the date of retirement or, if later, the date of vesting. To the extent that Mr. Currie remains a member of the Board following his retirement, such service on the Board will count as continued employment for vesting purposes in respect of all then unvested awards of Restricted Shares and restricted stock units then held by him (other than his retention equity grant described below), and such awards shall vest in full upon his subsequent death or disability, or if the Board requests that he resign from service.

The following table sets forth the treatment of Performance Shares (including Mr. Currie’s special retention equity grant) upon certain termination events and a change in control. Other than as set forth in the table, Performance Shares that remain unvested as of any termination of employment will be forfeited.

	Death; Disability; By Us Without Cause; By Executive for Good Reason	Retirement	Change in Control
Shares as to which the Performance Period Has Ended	Full vesting and waiver of remaining service condition	Full vesting and waiver of remaining service condition	Full vesting and waiver of remaining service condition

Shares Remaining Subject to Performance Vesting	Immediate pro-rata vesting, assuming target-level achievement of the applicable performance goals	Pro-rata vesting at the end of the applicable performance period, based on actual results	Immediate full vesting assuming target performance or, if greater, based on pro-forma performance over the entire performance period extrapolated from the performance run rate through the end of the fiscal year preceding the change in control

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The information set forth in the table below is as of December 31, 2010.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)		Executive Resignation Without Good Reason ($)	Death ($)	Disability ($)	Change in Control(1) ($)
Neill A. Currie	Salary(2)	1,622,400	1,622,400		1,622,400	—	1,622,400	—
	Bonus	6,840,570	6,840,570		—	1,742,070	1,742,070	—
	Accelerated Vesting of Awards(3)(4)	12,335,678	—	(5)	—	12,335,678	12,335,678	16,692,878
	Life Insurance Proceeds	—	—		—	2,000,000	—	—
	Continuation of Health Benefits	21,816	21,816		—	—	—	—

	Total:	20,820,464	8,484,786		1,622,400	16,077,748	15,700,148	16,692,878

Peter C. Durhager	Salary(2)	324,500	649,000		324,500	—	324,500	—
	Bonus	1,502,160	2,394,480		—	609,840	609,840	—
	Accelerated Vesting of Awards(3)	3,460,206	—	(5)	—	3,460,206	3,460,206	3,598,477
	Life Insurance Proceeds	—	—		—	1,800,000	—	—
	Continuation of Health Benefits	18,876	18,876		—	—	—	—

	Total:	5,305,742	3,062,356		324,500	5,870,046	4,394,546	3,598,477

Jeffrey D. Kelly	Salary(2)	540,800	1,081,600		540,800	—	540,800	—
	Bonus	1,502,160	2,394,480		—	609,840	609,840	—
	Accelerated Vesting of Awards(3)	3,278,761	—	(5)	—	3,278,761	3,278,761	3,417,032
	Life Insurance Proceeds	—	—		—	2,000,000	—	—
	Continuation of Health Benefits	14,544	14,544		—	—	—	—

	Total:	5,336,265	3,490,624		540,800	5,888,601	4,429,401	3,417,032

Kevin J. O’Donnell	Salary(2)	625,000	1,000,000		625,000	—	625,000	—
	Bonus	2,613,719	3,627,625		—	923,875	923,875	—
	Accelerated Vesting of Awards(3)	5,366,602	—	(5)	—	5,366,602	5,366,602	5,563,914
	Life Insurance Proceeds	—	—		—	2,000,000	—	—
	Continuation of Health Benefits	18,876	18,876		—	—	—	—

	Total:	8,624,197	4,646,501		625,000	8,290,477	6,915,477	5,563,914

Stephen H. Weinstein	Salary(2)	324,500	649,000		324,500	—	324,500	—
	Bonus	1,040,300	1,658,300		—	422,300	422,300	—
	Accelerated Vesting of Awards(3)	4,164,803	—	(5)	—	4,164,803	4,164,803	4,262,822
	Life Insurance Proceeds	—	—		—	1,600,000	—	—
	Continuation of Health Benefits	18,876	18,876		—	—	—	—

	Total:	5,548,479	2,326,176		324,500	6,187,103	4,911,603	4,262,822

(1)	Other than the vesting of certain equity awards under the terms of our equity incentive plans and employment agreements as quantified in the “Change in Control” column, none of our Named Executive Officers is entitled to any additional compensation solely as a result of the occurrence of a change in control.

(2)	Consistent with the termination provisions of the Named Executive Officers’ employment agreements, amounts shown under “Salary” are based on multiples (as set forth in each of the Named Executive Officers’ respective employment agreement) of the salaries for the Named Executive Officers in effect as of December 31, 2008 (or for Mr. Kelly, December 31, 2010). Please see the narrative discussion above for more detail on the payment and benefits to which the Named Executive Officer would be entitled upon a termination of employment.

(3)	Please see the narrative discussion above under “Treatment of Equity Awards Upon a Termination of Employment or Change in Control” for more detail.

The amount shown for Accelerated Vesting of Awards represents the sum of:

(i)	Restricted Share awards that had not yet vested at December 31, 2010, valued at the closing market of $63.69 per share value on December 31, 2010;

(ii)	The spread value of in-the-money stock options at December 31, 2010, which is calculated as the number of in-the-money value of stock options multiplied by the difference between $63.69 per share and the relevant exercise price of the underlying option;

(iii)	Cash-settled restricted stock units that had not yet vested at December 31, 2010, valued at $63.69 per share; and

(iv)	Equity awards granted pursuant to the Performance Share Plan valued at the closing market value of $63.69 per share on December 31, 2010, as set forth in the table in the “Treatment of Equity Awards Upon a Termination of Employment or Change in Control” section above.

(4)	In accordance with Mr. Currie’s employment agreement (as described above), service-based awards of Restricted Shares held for at least one year upon Mr. Currie’s first attaining retirement eligibility fully vested at that time; however, shares in excess of those used to pay taxes cannot be sold until the regular vesting date. Awards of Restricted Shares and restricted stock units granted to Mr. Currie after his first attaining retirement eligibility or not held by him for at least one year at that time will continue to vest on their normal schedule during any period of Board service by Mr. Currie following actual retirement; provided that if Mr. Currie retires from the Board at the request of the Board, dies, or leaves the Board due to disability, all such awards which are then unvested immediately vest, and if Mr. Currie otherwise resigns from the Board, all such awards which are then unvested are immediately forfeited. Except with respect to options granted prior to February 22, 2006, which have a more favorable treatment upon retirement, unvested options held by Mr. Currie upon retirement shall continue to vest as if he remained employed thereafter through the applicable vesting date(s) and shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the day prior to the fifth anniversary of his retirement.

(5)	Please see the column titled “Change in Control” for the value attributable to accelerated vesting of equity awards upon a change in control under the terms of our equity incentive plans and employment agreements, which would be realized by the executives regardless of whether they suffered a termination of employment in connection with such change in control.

DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning director compensation paid during 2010.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total ($)
David C. Bushnell	72,000	109,982	181,982
Thomas A. Cooper	82,000	109,982	191,982
James L. Gibbons	75,000	109,982	184,982
Jean D. Hamilton	88,000	109,982	197,982
William F. Hecht	72,000	109,982	181,982
Henry Klehm III	102,000	109,982	211,982
Ralph B. Levy	78,000	109,982	187,982
W. James MacGinnitie	144,000	219,964	363,964
Anthony M. Santomero	72,000	109,982	181,982
Nicholas L. Trivisonno	75,000	109,982	184,982
Edward J. Zore	33,000	54,961	87,961

(1)	Information for Mr. Currie, who served on the Board in 2010, is not included in this table because executive officers do not receive additional compensation for services rendered as a member of our Board. Information regarding Mr. Currie’s compensation is set forth herein under the headings “Compensation Discussion and Analysis” and “Summary Compensation Table.”

(2)	Amounts shown reflect annual retainer and meeting fees earned or paid in respect of full Board meetings and standalone committee meetings attended, as described below.

(3)	This column represents the aggregate grant date fair value of awards granted to our directors in 2010, determined under FASB ASC Topic 718, Compensation—Stock Compensation. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans at Note 20 in its financial statements for 2010, as included in its Annual Report on Form 10-K for 2010, as filed with the SEC. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future forfeitures, and do not necessarily correspond to the actual value that might be recognized by the directors. Each of Messrs. Bushnell, Cooper, Gibbons, Hecht, Klehm, Levy, Santomero, and Trivisonno, and Ms. Hamilton, received 1,971 Restricted Shares, while Mr. MacGinnitie received 3,942 Restricted Shares and Mr. Zore received 905 Restricted Shares, in each case vesting ratably over 3 years on each anniversary of the grant date. Messrs. Bushnell, Gibbons, and Santomero each have 4,145 unvested Restricted Shares at December 31, 2010. Ms. Hamilton and Messrs. Cooper, Klehm, and Levy each have 4,104 unvested Restricted Shares at December 31, 2010. Mr. MacGinnitie has 8,207 unvested Restricted Shares at December 31, 2010. Mr. Trivisonno has 6,566 options outstanding and 4,104 unvested Restricted Shares at December 31, 2010. Mr. Zore has 905 unvested Restricted Shares at December 31, 2010.

Director Compensation

Cash Retainer and Meeting Fees. During 2010, each of the Independent Directors (with the exception of Mr. MacGinnitie and Mr. Zore) received a grant of Restricted Shares valued at $109,982. In addition, each such Independent Director, except Messrs. MacGinnitie, Klehm, Cooper, and Zore and Ms. Hamilton received a cash annual retainer for 2010 equal to $60,000 and a per-meeting cash fee of $3,000. While there is no separate committee fee for committee meetings held in conjunction with a meeting of the full Board, directors who attend a committee meeting held on a stand-alone basis receive a cash fee of $3,000 for attendance at such meeting. Due to his additional responsibilities as non-Executive Chairman of the Board, Mr. MacGinnitie received two times the value of each of the annual retainer, the per-meeting fee, and the Restricted Shares grant received by the other Independent Directors, or $120,000, $6,000, and $219,964, respectively. Mr. Klehm received an annual retainer of $90,000 (one and one-half times the value of the annual retainer) due to his additional responsibilities as Audit Committee Chair. In addition, Mr. Cooper and Ms. Hamilton each received an annual retainer of $70,000 in relation to their additional responsibilities as Investment and Risk Management Committee Chair and Compensation Committee Chair, respectively. Mr. Zore received a retainer of $30,000 for his service as an Independent Director from August 11, 2010, the date of his appointment to the Board, through December 31, 2010. The Company does not pay directors’ fees in respect of informational calls.

In conjunction with Mr. Zore’s appointment to the Board on August 11, 2010, he received a grant of 905 Restricted Shares on November 1, 2010 which were valued at $54,961.

Additionally, we reimburse all directors for expenses incurred in connection with service on the Board, including reimbursement of expenses incurred in connection with attending educational seminars. Further, the non-Executive Chairman is reimbursed for expenses incurred in connection with attendance at certain industry events and functions. Generally, spousal travel on our corporate aircraft in connection with a business-related trip of a director is permitted, with spousal travel added to the director’s reported U.S. federal income, as applicable, based on the standard industry fare level valuation method. There is no incremental cost to the Company for providing this benefit.

Equity Awards. As with our Named Executive Officers, it is the philosophy of our Compensation Committee to weight directors’ compensation heavily in equity-based awards in order to align the interests of the directors with the long-term interests of our shareholders. In addition to annual grants, the Director Stock Plan also authorizes our Compensation Committee to make grants to Independent Directors to address special circumstances, such as when one or more Independent Directors are called upon to provide services to us in excess of the level of services required of our Independent Directors generally. No such discretion was exercised during 2010. Our Compensation Committee may also exercise discretionary authority to make awards to any Independent Director who is first elected to our Board.

Grants of Restricted Shares to Independent Directors generally vest over a three-year term. Currently issued but unvested Restricted Shares generally accelerate and vest on a director’s separation from service on the Board unless a director is requested to depart the Board for cause, in which case such unvested Restricted Shares are forfeited.

Since 2004, the practice of our Compensation Committee has been to refrain from granting stock options to Independent Directors. Existing awards of stock options would be required to be exercised within 30 days following the termination of any director’s service, or would expire and be forfeited.

Director Equity Ownership Policy. We maintain an equity ownership policy under which our Independent Directors are expected to maintain ownership levels of Common Shares having a value equal to five times the then-current annual retainer. Until and unless ownership requirements are satisfied, an Independent Director is not permitted to sell any of the equity granted to such individual. We believe that this policy further aligns the interests of our Independent Directors with those of our shareholders, and we expect to continue this policy in the future. Our Compensation Committee retains discretion to waive non-compliance with this policy in light of an individual director’s particular facts and circumstances from time to time.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bye-laws provide that our Board designates the number of directors constituting the Board, and that there should be at least eight and no more than eleven members. Currently, that number has been fixed by the Board at eleven. The Board consists of three classes, with directors of one class elected each year, for terms extending to the annual general meeting of shareholders held in the third year following the year of their election.

Board of Directors Criteria

As described more fully below under “Corporate Governance—Director Qualifications and Director Nominee Considerations,” our Board regularly reviews the biographical backgrounds, particular skills and experience of its current members and potential nominees, as applicable, in connection with the ongoing evaluation of the composition of the Board. Our Corporate Governance Guidelines do not establish specific criteria for individual directors, and rather summarize the long-held belief of the Board that a myriad and diverse set of skills, experience and backgrounds amongst the various members of the Board are key components to a well functioning Board and organization. The biographies above of each nominee and each continuing director contain information regarding the person’s service as a director on our Board, his or her business experience, director positions at other companies held currently or at any time during the last five years, and aspects of each person’s applicable respective qualifications and experience.

The names of the four persons who have been nominated to stand for election at the 2011 Annual Meeting and the remaining directors whose terms are continuing until the 2012 or 2013 Annual Meetings are as follows:

NOMINEES

Class I Directors

(whose terms (if elected) expire in 2014):

Name	Age
David C. Bushnell	56
James L. Gibbons	47
Jean D. Hamilton	64
Anthony M. Santomero	64

CONTINUING DIRECTORS

Class II Directors

(whose terms expire in 2012):

Name	Age
Thomas A. Cooper	74
Neill A. Currie	58
W. James MacGinnitie	72

Class III Directors

(whose terms expire in 2013):

Name	Age
Henry Klehm III	52
Ralph B. Levy	65
Nicholas L. Trivisonno	63
Edward J. Zore*	65

*	Mr. Zore was appointed by the Board in August 2010 to fill the vacancy created by the retirement of William F. Hecht in August 2010 and will serve as a director until the expiration of his term in 2013.

Recommendation and Vote

The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors up to the maximum number of directors (4) to be chosen at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES FOR THE ELECTION OF MR. BUSHNELL, MR. GIBBONS, MS. HAMILTON, AND MR. SANTOMERO.

PROPOSAL 2: APPROVAL OF THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are submitting to our shareholders this advisory vote relating to the compensation of our Named Executive Officers as disclosed above in this Proxy Statement, which gives shareholders another mechanism to convey their views about our compensation programs and policies. We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views regarding our Named Executive Officers’ compensation. Although your vote on executive compensation is not binding on the Board or the Company, the Board values the views of the Company’s shareholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement. The following resolutions will be submitted for a shareholder vote at our 2011 Annual Meeting:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers listed in the 2010 Summary Compensation Table included in the Proxy Statement for the 2011 Annual Meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in the Proxy Statement under the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: SHAREHOLDER VOTE ON THE FREQUENCY OF THE

SHAREHOLDER VOTE TO APPROVE NAMED EXECUTIVE OFFICER

COMPENSATION

Shareholders are being asked to vote on whether the advisory vote relating to the compensation of our Named Executive Officers, as set forth in Proposal 2 above, should occur every one, two, or three years. We are providing our shareholders with an advisory vote on the frequency of the shareholder vote relating to the compensation of our Named Executive Officers as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. This advisory vote provides another mechanism by which shareholders can provide input regarding our compensation programs. Although the shareholder vote on the frequency of the shareholder vote relating to the compensation of our Named Executive Officers is not binding on the Company, we value the views of the Company’s shareholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration in determining how often to conduct the shareholder vote relating to the compensation of our Named Executive Officers.

We believe that shareholders should have the opportunity to vote on an advisory basis on the compensation of our Named Executive Officers every year, consistent with our Compensation Committee’s view that compensation is most easily perceived and analyzed on an annual basis, as well as the committee’s own internal annual review processes. Our Compensation Committee reviews compensation regularly at its quarterly meetings throughout the year, with a greater focus on aggregate annual compensation at its regular February meetings. Although many elements of our compensation programs and policies are designed to enhance long-term growth and performance and incentivize our employees on a long-term basis, we believe that an annual focus on our compensation programs vis-à-vis our annual performance will serve the interests of our shareholders and avoid the potential for analyzing excessively stale information. The following resolutions will be submitted for a shareholder vote at our 2011 Annual Meeting:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, that the shareholder vote to approve the compensation of the Company’s Named Executive Officers listed in the Company’s annual proxy statement should occur EVERY YEAR.”

OR

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, that the shareholder vote to approve the compensation of the Company’s Named Executive Officers listed in the Company’s annual proxy statement should occur EVERY TWO YEARS.”

OR

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, that the shareholder vote to approve the compensation of the Company’s Named Executive Officers listed in the Company’s annual proxy statement should occur EVERY THREE YEARS.”

You may also abstain from voting on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES FOR AN ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION TO OCCUR EVERY YEAR.

PROPOSAL 4: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM AND TO REFER TO THE DETERMINATION OF THE

AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS

Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2011 fiscal year until the 2012 Annual Meeting. Ernst & Young Ltd. served as our independent auditors for the 2010 fiscal year. A representative of Ernst & Young Ltd. will attend the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board.

Fees billed to us by Ernst & Young Ltd. during the 2010 and 2009 fiscal years:

Audit Fees

Audit Fees billed to us by Ernst & Young Ltd. during our 2010 and 2009 fiscal years for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the SEC (including comfort letters and consents) totaled $3,700,290 and $3,627,780 respectively.

Audit-Related Fees

Audit-Related Fees billed to us by Ernst & Young Ltd. totaled $89,100 and $132,995, respectively, during our 2010 and 2009 fiscal years. Fees billed in 2009 were principally derived from audits of our employee benefit plans.

Tax Fees

Fees billed to us by Ernst & Young Ltd. during our 2010 and 2009 fiscal years for all tax-related services rendered to us totaled $nil for each year.

All Other Fees

Ernst & Young Ltd. did not perform any other services during our 2010 or 2009 fiscal years.

The Audit Committee must pre-approve all audit services and permitted non-audit services performed for RenaissanceRe by our auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. All engagements of Ernst & Young Ltd. to provide audit and audit-related services to RenaissanceRe during 2010 were pre-approved by the Audit Committee.

The Audit Committee may form and delegate authority to subcommittees, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

As noted above, the Audit Committee is responsible for managing our relationship with our independent auditors. The Audit Committee has the sole authority to hire and employ our auditors, subject to approval and ratification by the shareholders. The Audit Committee regularly reviews the auditors’ work plan, bills, and work product. Accordingly, it is our policy that all proposed engagements by our current audit firm must be approved in advance by the Audit Committee.

Recommendation and Vote

Approval of our Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LTD. AS INDEPENDENT AUDITORS FOR THE 2011 FISCAL YEAR, AND TO REFER TO THE DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

Our Annual Report to Shareholders for the year ended December 31, 2010, including financial statements for the year ended December 31, 2010, and the auditors’ report thereon, has been made available to all shareholders. The financial statements and auditors’ report will be formally presented at the Annual Meeting, but no shareholder action is required thereon.

As of the date of this Proxy Statement, we have no knowledge of any business, other than that which we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2012 Annual Meeting of Shareholders

Shareholder proposals must be received in writing by the Secretary of RenaissanceRe no later than December 10, 2011, and must comply with the requirements of the Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and proxy card relating to the Annual Meeting to be held in 2012. Such proposals should be directed to the attention of the Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda. Shareholders who intend to nominate persons for election as directors at our general meetings must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that general meeting. These provisions require, among other things, that written notice from not less than 20 shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe be received by the Secretary of RenaissanceRe not less than 60 days prior to the general meeting.

If a shareholder proposal is introduced at the 2012 Annual Meeting of shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before February 23, 2012, as required by SEC Rule 14a-4(c)(1) of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by us for the 2012 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of any such proposal is to be sent to the above address.

Householding of Annual Meeting Materials

The SEC has enacted a rule that allows multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements, prospectuses and other disclosure documents if they consent to do so. This is known as “Householding.” We will allow Householding only upon certain conditions. Some of those conditions are:

•	You agree to, or do not object to, the Householding of your materials; and

•	You have the same last name and exact address as another investor(s).

If these conditions are met, and SEC regulations allow, your household will receive a single copy of annual reports, proxy statements, prospectuses and other disclosure documents.

You may revoke a prior Householding consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. We will remove you from the Householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document. Shareholders sharing an address and wishing to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above if they are record holders.

RENAISSANCERE HOLDINGS LTD. 12 CROW LANE PEMBROKE HM19, BERMUDA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 17, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors Nominees		☐	☐	☐

01	David C. Bushnell 02 James L. Gibbons 03 Jean D. Hamilton 04 Anthony M. Santomero

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2	The approval, by a non-binding advisory vote, of the compensation of the Named Executive Officers of RenaissanceRe Holdings Ltd.		☐	☐	☐

4    To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2011 fiscal year until our 2012 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board of Directors.

								☐	☐	☐

The Board of Directors recommends you vote “1 YEAR” for the following proposal:		1 year	2 years	3 years	Abstain

3	The approval, by a non-binding advisory vote, of the frequency of future shareholder advisory votes to approve the compensation of the Named Executive Officers of RenaissanceRe Holdings Ltd.	☐	☐	☐	☐	NOTE: PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE Please be sure to sign and date this Proxy.
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐
Please sign your name or names exactly as it appears on the share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

RENAISSANCERE HOLDINGS LTD. This Proxy is solicited on behalf of RenaissanceRe Holdings Ltd. in connection with its Annual General Meeting of Shareholders to be held on May 18, 2011

The undersigned shareholder of RenaissanceRe Holdings Ltd. (the “Company”) hereby appoints Jeffrey D. Kelly, Mark A. Wilcox and Stephen H. Weinstein, and each of them, as proxies, each with the power to appoint his substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares, $1.00 par value each per share (the “Common Shares”), of the Company held of record by the undersigned shareholder on March 22, 2011 at the Annual General Meeting of Shareholders of the Company to be held on May 18, 2011 (the “Annual Meeting”), and at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies, and each of them, are authorized to vote such Common Shares upon such other business as may properly come before the Annual Meeting.

THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.
(Continued and to be marked, dated and signed on the other side)